EXHIBIT 2.1

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                           PURCHASE AND SALE AGREEMENT

                                  By and Among

                       CONSTELLATION HEALTH SERVICES, INC.

                                       and

                           CERTAIN OF ITS SUBSIDIARIES

                                   As Seller,

                                       and

                     CONSTELLATION REAL ESTATE GROUP, INC.,

                                  As Guarantor,

                                       and

                        SENIOR HOUSING PROPERTIES TRUST,

                                    As Buyer,

                                   Dated as of

                                 August 26, 2002


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                                TABLE OF CONTENTS

                                                                            Page

1.   PURCHASE AND SALE OF THE SENIOR LIVING ASSETS.............................1

2.   EXCLUDED ASSETS...........................................................4

3.   ASSUMPTION OF LIABILITIES.................................................6
     (a)  Assumed Liabilities..................................................6
     (b)  Excluded Liabilities.................................................7

4.   FACILITIES AGREEMENTS.....................................................7

5.   DEPOSIT AND PURCHASE PRICE................................................7
     (a)      Deposit..........................................................7
     (b)      Material Asset Defect............................................8
     (c)      Purchase Price...................................................9
     (d)      Closing Date Payments............................................9

6.   CLOSING..................................................................10
     (a)      Closing.........................................................10
     (b)      HUD Facility Closing............................................10
     (c)      Closing Date Deliverables of Seller.............................11
     (d)      Closing Date Deliverables of Buyer..............................12
     (e)      Other Closing Date Deliverables.................................13
     (f)      HUD Facility Deliverables.......................................13
     (g)      Tax Allocations.................................................13
     (h)      Timing..........................................................13

7.   SELLER'S REPRESENTATIONS AND WARRANTIES..................................14
     (a)      Organization and Good Standing..................................14
     (b)      Authority.......................................................14
     (c)      Consents........................................................14
     (d)      No Breach.......................................................15
     (e)      Real Property...................................................15
     (f)      Brokers.........................................................17
     (g)      Tangible Assets.................................................17
     (h)      Compliance With Laws............................................18
     (i)      Permits.........................................................18
     (j)      Actions and Proceedings.........................................18
     (k)      Subsidiaries....................................................18
     (l)      Financial Statements............................................19
     (m)      Events Subsequent to Most Recent Balance Sheet..................19
     (n)      Contracts.......................................................19
     (o)      Trademarks......................................................19
     (p)      Assets..........................................................19
     (q)      Employee Benefits...............................................19

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     (r)      Environmental, Health and Safety Matters........................20
     (s)      Undisclosed Liabilities.........................................20
     (t)      Affiliated Transactions.........................................21
     (u)      Deposits and Escrow Accounts....................................21
     (v)      Vacation........................................................21
     (w)      Heartlands Entities.............................................21

8.   LIMITATIONS..............................................................22

9.   BUYER'S REPRESENTATIONS AND WARRANTIES...................................22
     (a)      Organization and Good Standing..................................22
     (b)      Authority of Buyer..............................................22
     (c)      Consents........................................................23
     (d)      No Breach.......................................................23
     (e)      Litigation......................................................23
     (f)      Brokers.........................................................23
     (g)      Availability of Funds...........................................23
     (h)      No Knowledge of Misrepresentations or Omissions.................23
     (i)      Inspections; No Other Representations...........................24

10.  COVENANTS................................................................24
     (a)      Covenants of Seller.............................................24
     (b)      Covenants of Buyer..............................................26
     (c)      Mutual Covenants................................................27
     (d)      Covenants of Guarantor..........................................29

11.  EMPLOYEES................................................................29
     (a)      Employees.......................................................29
     (b)      Employment Offers to Employees..................................29
     (c)      Transfer Time, Etc..............................................30
     (d)      Time Off........................................................30
     (e)      COBRA...........................................................30
     (f)      WARN Act........................................................30

12.  HUD FACILITY.............................................................30
     (a)      HUD Facility....................................................30
     (b)      HUD Mortgages...................................................31
     (c)      Assumption of First and Second HUD Loans........................31
     (d)      Consents Required...............................................31
     (e)      TPA Conditions..................................................33
     (f)      HUD Audit Condition.............................................33
     (g)      HUD Facility....................................................34

13.  BUYER'S OBLIGATION TO CLOSE..............................................34
     (a)      Compliance with Agreement.......................................34
     (b)      Representations and Warranties..................................34
     (c)      Litigation......................................................34

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     (d)      Consents; Licensing, Etc........................................34
     (e)      Material Adverse Effect.........................................34
     (f)      NOI Event.......................................................35
     (g)      Real Estate.....................................................35

14.  SELLER'S OBLIGATION TO CLOSE.............................................35
     (a)      Compliance with Agreement.......................................36
     (b)      Representations and Warranties..................................36
     (c)      Litigation......................................................36
     (d)      Consents, Licensing, Etc........................................36
     (e)      Interim Management Agreement....................................36

15.  FURTHER ASSURANCES.......................................................36

16.  INDEMNIFICATION..........................................................36
     (a)      Seller's Indemnification of Buyer...............................36
     (b)      Buyer's Indemnification of Seller...............................37
     (c)      Exclusive Remedy................................................38
     (d)      Procedures Relating to Indemnification Among Buyer and Seller...38
     (e)      Procedures Relating to Indemnification for Third Party Claims...38
     (f)      Losses Net of Insurance and Taxes...............................39
     (g)      Survival; Time Limitation.......................................39
     (h)      Monetary Limitation.............................................40
     (i)      Limitation of Liability.........................................40
     (j)      Mitigation......................................................40
     (k)      Losses..........................................................40

17.  APPORTIONMENTS...........................................................40
     (a)      General.........................................................40
     (b)      Water, Gas or Electric..........................................41
     (c)      Real Property Taxes.............................................41
     (d)      Assessments.....................................................41
     (e)      Insurance.......................................................41
     (f)      Deposits and Escrows............................................41
     (g)      Accrued Vacation................................................41
     (h)      Purchase Price Adjustment.......................................42
     (i)      Survival........................................................43

18.  RECORDS/LITIGATION AND TAX MATTERS.......................................43

19.  TERMINATION RIGHTS.......................................................44

20.  SPECIFIC PERFORMANCE.....................................................45

21.  NOTICES..................................................................45

22.  GOVERNING LAW; SUBMISSION TO JURISDICTION................................46

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23.  PUBLICITY................................................................46

24.  ENTIRE AGREEMENT.........................................................47

25.  ASSIGNMENT...............................................................47

26.  AMENDMENT AND WAIVER.....................................................47

27.  EXPENSES.................................................................48

28.  HEADINGS.................................................................48

29.  COUNTERPARTS.............................................................48

30.  INTERPRETATION...........................................................48

31.  NO STRICT CONSTRUCTION...................................................48

32.  SCHEDULES................................................................49

33.  SEVERABILITY.............................................................49

34.  NO THIRD PARTY BENEFICIARIES.............................................49

35.  DEFINITION OF AFFILIATE..................................................49

36.  TIME OF ESSENCE..........................................................49

37.  SNH LIMITATION OF LIABILITY..............................................49

38.  SECTION 338 ELECTIONS AND FORMS..........................................49

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                                    SCHEDULES

               SCHEDULE          DESCRIPTION
                 1(a)            Facilities
                 5(b)(i)         2002 Cap. Ex. Budget
                 5(b)(ii)        Reserved Environmental Matters
                 7(d)            No Breach
                 7(e)            Real Property
                 7(g)            Tangible Assets
                 7(h)            Compliance with Laws
                 7(i)            Permits
                 7(j)            Actions and Proceedings
                 7(k)            Subsidiaries
                 7(l)            Financial Statements
                 7(m)            Events Subsequent to Most Recent Balance Sheet
                 7(n)            Contracts
                 7(o)            Trademarks
                 7(p)            Assets
                 7(q)            Employee Benefits
                 7(r)            Environmental, Health and Safety
                 7(s)            Undisclosed Liabilities
                 7(u)            Deposits and Escrows
                 7(v)            Vacation
               10(a)(i)          Environmental Firms
              10(a)(ii)          Conduct of Business by Seller
              10(c)(vi)          Aged Accounts Receivable
             10(c)(vi)(i)        Buyer's Accounts Receivable Collection
                                 Procedures
                11(a)            Employees

                           EXHIBITS

        Exhibit A                      Interim Management Agreement
        Exhibit B                      Net Operating Income Calculation



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                             INDEX OF DEFINED TERMS



Access Letter.......................24   Heartlands I.........................4
Accounts Payable.....................6   Heartlands II........................4
ADSP................................50   HUD.................................31
Aged Accounts Receivable.............5   HUD Facility........................30
Agreement............................1   HUD Facility Allocable Amount.......10
Allocation..........................13   HUD Facility Fee Amount.............10
Alternative Proposal................26   HUD Inspection......................33
Annualized NOI......................35   HUD Loan Documents..................25
Applicable Period...................35   Indemnification Notice..............38
Assumed Accounts.....................3   Indemnified Party...................38
Assumed Liabilities..................6   Indemnifying Party..................38
Benefit Plans.......................20   Interim Management Agreement........11
Books and Records....................2   Inventory...........................42
Buyer................................1   LCS Property.........................2
Buyer Indemnified Parties...........37   Leave...............................29
CHSI.................................1   Losses..............................40
Claims..............................11   Marks...............................19
Closing.............................10   Material Adverse Effect.............14
Closing Date........................10   Material Asset Defect................8
COBRA...............................30   Material Asset Defect Claim..........9
Code................................20   Most Recent Balance Sheet...........19
Collection Period...................28   No TPA Approval Closing Condition...34
Confidentiality Agreement...........26   Owned Real Property..................1
CSS..................................3   Permitted Encumbrances..............16
Current Accounts Receivable..........3   Person..............................15
Defect Repair Amount.................8   Preliminary Closing Adjustment......42
Delay...............................10   Purchase Price.......................9
Deposit..............................8   Purchased Assets.....................1
Deposit Return Event.................8   Real Property.......................17
Diligence Period.....................8   Remittance Schedule.................29
Diligence Period Liens...............9   Resident Agreements.................16
Due Diligence Investigation..........8   Resident Deposits....................3
Employees...........................29   Schedules...........................49
Environmental Laws..................20   Second HUD Loan.....................31
ERISA...............................20   Second HUD Loan Lender..............32
Excluded Assets......................4   Seller Deposits......................3
Excluded Liabilities.................7   Seller Indemnified Parties..........37
Financial Statements................19   Seller's Final Closing Items........42
First HUD Loan......................31   Seller's knowledge..................14
First HUD Loan Lender...............32   Shares..............................21
GAAP................................42   SNH..................................1
Ground Lease Consent................35   Straddle Returns....................43
Ground Leases........................1   Subsidiary..........................18
Guarantor............................1   Taxes................................7
Heartlands Entities..................4   Tenant...............................3
                                         Third Party Claim...................38

                                        1

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Threshold...........................40   Transferred Employees...............30
TPA Application.....................31   WARN Obligations....................30
TPA Approval........................31


                                       2

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                           PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT for the purchase and sale of assets and certain shares of capital stock ("Agreement"), is made and entered into as of August 26, 2002, by and among Constellation Health Services, Inc., a Maryland corporation ("CHSI"), and the Persons identified as Sellers on Schedule 7(k), on the one hand (CHSI and such Persons collectively, "Seller"), and Senior Housing Properties Trust, a Maryland real estate investment trust ("Buyer" or "SNH"), on the other hand, and only for purposes of Section 10(d), Constellation Real Estate Group, Inc., a Maryland corporation (the "Guarantor").

                              W I T N E S S E T H:

         WHEREAS, upon and subject to the terms and conditions of this Agreement, Seller wishes to sell its interest in the assets constituting senior living properties and facilities at the locations identified on Schedule 1(a) as further described in Sections 1 and 3 (the "Senior Living Assets") and Buyer wishes to purchase such assets and to assume certain liabilities relating thereto, in each case upon the terms and subject to the conditions set forth herein; and

         WHEREAS, Guarantor will guarantee the payment of CHSI's obligations under Section 16(a) and the Deposit return obligations.

         NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

         1. PURCHASE AND SALE OF THE SENIOR LIVING ASSETS. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, convey, transfer and deliver to Buyer, as of the Closing Date, and Buyer agrees to purchase and take assignment and delivery from Seller as of the Closing Date, of all of Seller's rights, title and interest in the following assets relating to the Senior Living Assets (the "Purchased Assets"):

                  (a) Seller's interest in the assisted living and senior living facilities listed on Schedule 1(a) attached hereto (collectively, the "Facilities"), as follows:

                           (i) the real  property  owned by  Seller on which the
                  Facilities are situated, as set forth on Schedule 1(a)(i) attached hereto, including the buildings, structures, improvements and fixtures located thereon, together with all easements, appurtenances, rights and benefits related thereto (the "Owned Real Property");

                           (ii) all of Seller's right, title and interest in the
                  ground leases set forth on Schedule 1(a)(ii) (the "Ground Leases") pursuant to which Seller holds a leasehold estate in, or is granted the right to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property used in connection with the Facilities (the "Ground Leased Real Property"); and
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                           (iii) all  buildings,  structures,  improvements  and
                  fixtures located on any Ground Leased Real Property which are owned by Seller, regardless of whether title to such items are subject to reversion to the landlord or other third party upon the expiration or termination of the Ground Leases applicable to such Ground Leased Real Property.

                  (b) the equipment, furniture, machinery, computer hardware, motor vehicles and other tangible personal property owned by Seller and used exclusively in the operation of the Senior Living Assets as currently operated (collectively, the "Tangible Personal Property");

                  (c) subject to Section 10(c)(ii), all assignable or transferable rights and obligations of Seller under the agreements, contracts, leases, subleases, licenses and similar instruments relating exclusively to the Senior Living Assets as currently operated (the
         "Facilities Agreements"), excluding that certain Goods and Services Agreement, dated as of January 20, 2000, between CSS and Care Purchasing Services, Inc. (the "CSS Agreement");

                  (d) subject to Section 10(c)(ii), all assignable or transferable permits or licenses held by Seller from any federal, state or local regulatory agencies which are necessary to and used exclusively in connection with the ownership and operation of the Senior Living Assets as currently operated (collectively, the "Permits");

                  (e) the general operating inventory, maintenance and operating supplies;

                  (f) the following owned by Seller and used exclusively in the operation of the Senior Living Assets: (1) trademarks and service marks all of which are set forth on Schedule 7(o) attached hereto, (2) warranties and guaranties, (3) an electronic record of all data (in ASCII format) relating to the operation of the Senior Living Assets, and (4) all goodwill in connection with the ownership, operation and maintenance of the Senior Living Assets;

                  (g) all books and records of Seller relating exclusively to and necessary for the operation of the Senior Living Assets as it is currently operated, including cost and pricing information, accounting records, supplier lists and records, training materials, training records, maintenance and inspection reports, equipment lists, repair notes and archives, sales and marketing materials (collectively, the "Books and Records"), excluding any LCS Property (as defined in that certain Management Services Agreement between CHSI and Life Care Service LLC ("LCS"), dated November 12, 1999, as amended (the "LCS Agreement"));

                  (h) (i) all funds of, or for the benefit of, residents of the Facilities, if any (the "Resident Funds"); (ii) all deposits, escrow or security accounts or other funds of, or established by, any Seller, that are  related  to the  Senior  Living  Assets  (including,  without limitation, all amounts in the HUD Facility's replacement reserve account and any other mortgage escrow or funding reserve balances established pursuant to, or otherwise in connection with, the regulatory agreements with respect to the HUD Facility), and that in each case will be required to be maintained by Buyer after the Closing Date, but excluding for the avoidance of doubt, items that fall within the scope of clause (iii) below (the "Seller Deposits"); and (iii) all deposits, escrow or security accounts and other funds held by Seller for application against future liabilities of residents of the Facilities, including without limitation, life care contracts, if any (the "Resident Deposits" and together with the Resident Funds and the Seller Deposits, the "Assumed Accounts");

                  (i) accounts receivable relating to rent and services rendered to residents from the first day of the month prior to the month in which the Closing Date occurs until the Closing Date ("Current Accounts Receivable") and any other accounts receivable of the Facilities arising on or after the Closing Date;

                  (j) all assignable or transferable rights and obligations of Seller under the Resident Agreements;

                  (k) copies of employee and medical records of individuals employed by Constellation Senior Services, Inc. ("CSS") with respect to all Transferred Employees from whom Buyer obtains written consent to receive such records; and

                  (l) all other assignable or transferable assets, owned or leased by, or licensed to or used by Seller exclusively in the operation of the Senior Living Assets as currently operated; provided, however, that the Purchased Assets shall not include any Excluded Assets.

         From time to time prior to the Closing, Seller shall promptly update and supplement the description of the Purchased Assets (including the Schedules) with respect to any matter arising which, if existing or occurring at the date of this Agreement would have been required to have been set forth in a Schedule or which is necessary to correct the information set forth in this Agreement or in any Schedule which has been rendered inaccurate or which occurs in the ordinary course of business prior to the Closing (which shall include any and all actions or events permitted by Section 10(a)(ii), whether expressly or with the consent of Buyer). The delivery of any such supplement shall not in any manner constitute a waiver by Buyer of the requirement that the representations of Seller be true and correct on the date of this Agreement and on the Closing Date.

         Seller understands that Buyer is a "real estate investment trust" under the Code and that Buyer intends to enter into an agreement with a third party ("Tenant") to lease and operate certain of the Facilities, it being agreed and understood that none of the negotiation, execution, delivery, or effectiveness of any agreement between Buyer and Tenant shall be a condition to Buyer's obligation to consummate the transactions contemplated by this Agreement. At Buyer's expense, Seller shall cooperate in a commercially reasonable manner with Buyer in connection with the negotiation of such agreement and the consummation of the transactions contemplated by this Agreement.

         Seller further understands and agrees that Buyer shall have the right to elect to designate any one or more of the Facilities and Purchased Assets to be acquired directly by Tenant and, in such event, at Closing Seller shall sell, convey, transfer and deliver such Facility or Facilities,

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Purchased  Assets and Assumed  Liabilities  directly to Tenant.  Any such direct sale to Tenant shall be subject to the following conditions: (i) Buyer shall remain obligated in all respects under this Agreement, (ii) Tenant shall, with respect to such transaction, have the same obligations (including as a result of any breach of the representations and warranties of Tenant pursuant to clause
(iv) below) as if Tenant were "Buyer" hereunder, and Buyer shall remain fully liable in respect of such obligations, as provided below; (iii) such sale shall not impede or delay the Closing; and (iv) all applicable closing conditions and deliverables in Sections 6, 13 and 14 of this Agreement applicable to Buyer shall be equally applicable to Tenant and shall be satisfied (including, without limitation, that the representations and warranties of Buyer contained in
Section 9 shall, to the extent applicable, be true and correct as to Tenant as of the Closing Date, to the same extent as is required of Buyer pursuant to
Section 14(b), and Tenant shall deliver to Seller a certificate signed by a Vice President of Tenant certifying the truth and correctness of such representations and warranties).

         In the event Tenant defaults in the performance of any of its obligations under this Agreement or breaches any of the representations or warranties of Tenant, Buyer shall, on demand, pay or perform such obligation in accordance with the terms hereof. Seller shall not be required to institute suit or exhaust its remedies against Tenant in order to enforce the payment by Buyer of the obligations of Tenant hereunder.

         The parties further acknowledge that notwithstanding any other provision of this Agreement to the contrary, Buyer has elected to acquire from CHSI all of the issued and outstanding capital stock of The Heartlands Retirement Community - Ellicott City I, Inc., a Maryland corporation ("Heartlands I"), and the Heartlands Retirement Community - Ellicott City II, Inc., a Maryland corporation ("Heartlands II"). Notwithstanding such capital stock acquisition, the parties agree that the substantive understandings contained in this Agreement, including, without limitation, Sections 1, 2, 3 and 17 of this Agreement, shall be applied to such transaction as though the assets of Heartlands I and Heartlands II (together, the "Heartlands Entities") were being purchased. The parties shall make such adjustments on the Closing Date as may be necessary to give effect to the parties' intended economic allocations.

         Heartlands I is also known as the HUD Facility, as defined in Section 12(a). In the event of a delayed closing with respect to the HUD Facility pursuant to Section 6(b), for purposes of this Agreement, all references to the closing with respect to the HUD Facility shall be deemed to refer to the simultaneous closing with respect to Buyer's purchase of Heartlands II.

         2. EXCLUDED ASSETS. The Purchased Assets shall not include any assets other than those specifically described in Section 1 above, and, without limiting the generality of the foregoing, Seller shall retain and not sell, convey, transfer or deliver to Buyer, and Buyer shall not purchase or have any rights in, the following assets, each of which is specifically excluded from the Purchased Assets being sold hereunder (collectively, the "Excluded Assets"):

                  (a) cash and cash equivalents (including marketable securities and short-term investments), other than the Assumed Accounts;

                  (b) tax refunds arising out of all Taxes relating to the Purchased Assets accruing to or for any period, or portion thereof, ending prior to the Closing Date;

         provided, that Section 17(c) shall govern the allocation between Buyer and Seller of the Tax matters addressed therein;

                  (c) defenses and claims that Seller could assert against third parties;

                  (d) proprietary information, intellectual property (including patents, inventions and trade secrets, in each case, whether patentable or not, and copyrights) and technology of any affiliate of Seller not a party as Seller hereto;

                  (e) subject to Section 10(b)(iii), all service marks, trademarks, trade names, trade dress or other indicia of origin of Seller and its affiliates in any of the following words, logos, stylized lettering, other designs and variants thereof:
         "Constellation," "CEG" and "Constellation Energy Group;"

                  (f) all books, documents, records and files prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating in any way to the Purchased Assets, the Assumed Liabilities and the Senior Living Assets;

                  (g) all rights of Seller and its affiliates  under or pursuant
         to  this   Agreement  and  the  other   agreements   and   transactions
         contemplated hereby;

                  (h) the assets, properties and rights of Seller's affiliates not used exclusively in the operation of the Senior Living Assets as currently operated and the exclusion of which will not materially impair such operation of the Senior Living Assets, including without limitation, a vehicle owned or leased by Seller's affiliate, Baltimore Gas and Electric Company, which is currently used at the HUD Facility;

                  (i) the rights and obligations of Seller under any agreements, contracts, leases, subleases, licenses, and similar instruments that are not assignable by Seller;

                  (j) any rights under or amounts payable from present or former insurance policies covering Seller or the Senior Living Assets;

                  (k) each Benefit Plan and all assets maintained pursuant to or in connection with such Benefit Plan, including any trusts, trust funds, contracts, agreements or other assets of any kind;

                  (l) the CSS Agreement, the LCS Agreement and LCS Property; and

                  (m) all accounts receivable relating to rent and other services rendered to residents arising prior to the Closing Date, other than Current Accounts Receivable ("Aged Accounts Receivable").

         3. ASSUMPTION OF LIABILITIES.

                  (a) Assumed Liabilities. As of the Closing Date, Buyer shall assume and be obligated to pay, perform and discharge each of the following liabilities (collectively, the "Assumed Liabilities"):

                  (i) all obligations, responsibilities, liabilities, costs and expenses of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, whether based in common law or statute or arising under written contract or otherwise, known or unknown, liquidated or unliquidated, real or potential, tangible or intangible, whether or not accrued, caused by, arising out of, incurred in connection with or relating in any way to the ownership of the Purchased Assets or the operation of the Senior Living Assets as follows:

                           (A) Buyer shall assume all obligations, responsibilities, costs and expenses arising out of, incurred in connection with, or relating in any way to, any of the following for all periods on or after the Closing Date:

                                    (1)  the   Facilities,   the  Real  Property
                           (excluding existing mortgage indebtedness of Seller, all of which shall be paid and discharged in full on or prior to the Closing Date, other than the First HUD Loan and the Second HUD Loan), and the Tangible Personal Property, including those listed on Schedule 7(g);

                                    (2) the  First HUD Loan and the  Second  HUD
                           Loan; provided, that Buyer shall not assume the First HUD Loan and the Second HUD Loan until the closing with respect to the HUD Facility;

                                    (3)  all  of  the   agreements,   contracts,
                           leases, permits or similar instruments, including the Ground Leases, Resident Agreements and Facilities Agreements, easements, rights-of-way and other rights of access, constituting part of the Purchased Assets;

                                    (4) the Permits;

                                    (5)  all   accounts   payable   and  accrued
                           liabilities relating to goods and/or services provided to the Senior Living Assets ("Accounts Payable");

                                    (6) the Transferred Employees;

                                    (7)  the   accrued   vacation   related   to
                           Transferred Employees as set forth in Section 11(d);

                                    (8)   all   claims,   actions,   grievances,
                           arbitrations, suits, liabilities, obligations, proceedings and investigations of, relating to or arising out of the business or operations of the Senior Living Assets or any of the Purchased Assets to the extent the same are related to occurrences on and after the Closing Date; and

                                    (9) the Assumed Accounts.

                           (B) Buyer shall assume all obligations, responsibilities, costs and expenses arising out of, incurred in connection with, or relating in any way to, any of the items listed in the preceding clauses (1)-(5), (7) and (9) for all periods prior to the Closing Date, but only to the extent that any such obligations, responsibilities, costs and expenses shall have been credited to Buyer at Closing in accordance with the terms of this Agreement.

                  (b) Excluded Liabilities. The liabilities and obligations of Seller and its affiliates transferred to Buyer shall not include the following (collectively, the "Excluded Liabilities"):

                  (i) any liability or obligation for taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any governmental entity, including environmental taxes, excise taxes, customs, duties, utility, property, income, sales, use, value added, transfer and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment, including all applicable income, sales, use, excise, business, occupation or other tax, if any, relating in any way to this Agreement or any other service, supply or operating agreement (collectively, "Taxes") accruing to or for any period, or portion thereof, ending the day prior to the Closing Date, except to the extent provided otherwise in Section 17;

                 (ii) any liability or obligation for any expenses incurred in connection with the transactions contemplated by this Agreement other than as expressly provided in this Agreement;

                  (iii) any liability or obligation arising under the LCS Agreement;

                  (iv) any brokerage or finder's fees payable by Seller or its affiliates in connection with the transactions contemplated by this Agreement; and

                  (v) any liability or obligation accruing prior to the Closing Date other than those that have been credited to Buyer at Closing in accordance with the terms of this Agreement.

         4. FACILITIES AGREEMENTS. Prior to the execution hereof, Seller has delivered to Buyer copies of the Facilities Agreements that cannot be terminated with prior notice of 30 days or less without payment of a premium or penalty.

         5. DEPOSIT AND PURCHASE PRICE.

              (a) Deposit. On the date hereof, Buyer shall pay to Seller (or Seller's designee) in immediately available funds, by wire transfer to an account designated in writing by Seller, a deposit against the Purchase Price of the Purchased Assets in an amount equal to Five

Million Dollars ($5,000,000) (the "Deposit"). The Deposit shall not be refundable and shall not be returned to Buyer unless (x) a Deposit Return Event shall have occurred and (y) this Agreement shall have been terminated by Buyer prior to the Closing. In such event only, Seller shall transfer to Buyer, in immediately available funds by wire transfer to an account designated in writing by Buyer, a cash amount equal to the Deposit plus interest thereon from the date on which the Deposit was received by Seller through and including the date on which such payment is made at a rate of five percent (5%) per annum. As used herein, the term "Deposit Return Event" means the occurrence of any of the following:

                  (i) between the date hereof and the Closing Date, there shall have occurred any damage, destruction or other casualty losses with respect to the Facilities, unless such damage, destruction or other casualty losses, individually or in the aggregate, (a) have an estimated cost (as determined by Seller in good faith) to repair or replace of less than Eight Million Dollars ($8,000,000), (b) can be substantially repaired or replaced within ninety (90) days after the date of such damage, destruction or loss, and (c) either (1) such repair or replacement has been completed by Seller to the reasonable satisfaction of Buyer by the Closing Date, or (2) if such repair or replacement has not been completed by the Closing Date, then Seller either (x) shall assign to Buyer the unexpended proceeds under Seller's insurance policies with respect to such damage, destruction or loss and shall credit against the Purchase Price the amount of any deductible under such insurance policies (unless already paid by Seller), or (y) Buyer shall receive a credit against the Purchase Price for the aggregate amount contemplated by clause (x);

                  (ii)  this   Agreement  is  terminated   pursuant  to  Section
         19(a)(i);

                  (iii)  this  Agreement  is  terminated  by Buyer  pursuant  to
         Section 19(a)(ii); or

                  (iv) this Agreement is terminated by Buyer pursuant to Section 5(b)(ii) if (A) the results of the due diligence, analyses, investigations and other examinations performed by or on behalf of Buyer solely with respect to title, survey, zoning, engineering and environmental matters related to the Facilities pursuant to Section 10 (the "Due Diligence Investigation") shall disclose one or more conditions that, individually or in the aggregate, constitute a Material Asset Defect, and (B) Seller shall not have agreed to reduce the Purchase Price dollar for dollar by the cost to repair or remedy any such Material Asset Defect that is in excess of $500,000 (such excess, if any, the "Defect Repair Amount").

The term "Diligence Period" shall mean the period beginning on the date of this Agreement and ending on October 10, 2002.

              (b) Material Asset Defect. For purposes hereof, the term "Material Asset Defect" means: (A) a physical defect at any Facility, (B) a violation of law or breach of any covenant or condition of record that (C) a failure of any Facility to comply with applicable zoning, or (D) a title or survey defect, in the case of clause (A), (C) or (D) other than a Permitted Encumbrance, where the cost to repair or remedy such disclosed defect, violation or failure to comply, individually or in the aggregate together with all other such defects, violations or failures to comply, exceeds $500,000; provided, however, that the $500,000 threshold shall not apply to Diligence Period Liens. A Material Asset Defect shall not include defects or violations (1) where the cost for repairing or remedying is included in Seller's 2002 capital expenditure budget, attached hereto as Schedule 5(b)(i), but only to the extent that such defect or violation can be repaired or remedied for the amounts budgeted therefor in such 2002 capital expenditure budget, (2) that are disclosed in any of the reports or other documents listed in Schedule 7(r) other than those matters described in Schedule 5(b)(ii), or (3) arising from any damage, destruction or other casualty loss occurring between the date of this Agreement and the Closing Date, as to which the terms of
Section 5(a)(i) shall control. The term "Diligence Period Liens" shall mean all mechanics liens and other liens for labor, materials or supplies, judgment liens, mortgages, deeds of trust and other financing liens, and other liens (other than Permitted Encumbrances), in each case of a liquidated sum affecting the Senior Living Assets, and in each case that are discovered by Buyer during the Diligence Period. As contemplated by this Section 5(b)(i), Seller shall pay and discharge in full (or agree to reduce the Purchase Price by any unpaid amount) all Diligence Period Liens, except for any Diligence Period Liens that Seller is contesting in good faith, as to which Seller shall have provided a bond or other commercially reasonable security.

                  (ii) Buyer shall submit a list of any defects, violations or failures to comply which individually or in the aggregate constitute a Material Asset Defect no later than the end of the Diligence Period. All such claims shall identify the Material Asset Defect with particularity, include copies of all reports of any Person who discovered the Material Asset Defect and include the costs (or a reasonable estimate of the costs) to repair or remedy such Material Asset Defect, as provided by any Person making such estimate or identifying such costs ("Material Asset Defect Claim"). Buyer's failure to submit a Material Asset Defect Claim on or prior to the end of the Diligence Period shall be deemed a waiver of Buyer's rights hereunder with respect to any and all Material Asset Defects. Seller shall provide any objection to any Material Asset Defect Claim (including any objections with respect to the cost (or estimated cost) to repair or remedy as specified by Buyer) within five (5) business days after receipt thereof. Buyer and Seller shall promptly and in good faith attempt to resolve any disputes with respect to any Material Asset Defect Claim submitted by Buyer and agree on the cost to repair or remedy such Material Asset Defect. In the event such disputes are not resolved, and Seller has not agreed to reduce the Purchase Price by the cost to repair or remedy any Material Asset Defect in excess of $500,000, on or prior to the tenth business day after the expiration of the Diligence Period, Buyer shall have the right to terminate this Agreement. Any such termination shall be deemed a Deposit Return Event.

              (c) Purchase Price. In consideration for the Purchased Assets:

                  (i) Subject to the adjustments set forth in this Agreement, Buyer shall pay to Seller (or Seller's designee) in cash a price of Seventy-Seven Million Two-Hundred Fifty-Thousand Dollars ($77,250,000) (the "Purchase Price"); and

                  (ii) Buyer shall assume and agree to pay and perform and otherwise discharge when due the Assumed Liabilities.

              (d) Closing Date Payments.

              (i) On the Closing Date: Buyer shall pay to Seller (or Seller's designee), in immediately available funds by wire transfer to an account designated in writing by Seller, the Purchase Price, (A) reduced by the following amounts (if any) (1) an amount equal to the Deposit, (2) interest thereon from the date on which the Deposit was received by Seller through and including the Closing Date at a rate of five percent (5%) per annum, (3) the Defect Repair Amount and Diligence Period Lien amounts (to the extent not otherwise paid for by Seller or bonded in accordance with Section 5(b)(i) or otherwise adjusted hereunder), and (4) any amount credited to Buyer pursuant to
Section 17 or any other applicable provision of this Agreement; and (B) increased by the following amounts (if any) (1) amounts payable or paid by Seller in connection with securing title commitments (up to $7,500 in the aggregate), TPA Approval or approval of the First HUD Loan Lender and the Second HUD Loan Lender, as applicable; and (2) any amount credited to Seller pursuant to Section 17 or any other applicable provision of this Agreement. In addition, Seller and Buyer shall each pay fifty percent (50%) of all transfer, recordation, documentary, sales, use, stamp, registration, real property transfer and other such taxes and fees incurred in connection with the transactions contemplated by this Agreement.

              (ii) It is understood and agreed that (i) the amount of the Purchase Price allocated to the HUD Facility and Heartlands II (the "HUD Facility Allocable Amount") shall be Twenty-Five Million, Five Hundred Thousand Dollars ($25,500,000), which amount shall be paid by Buyer to Seller on the closing date with respect to the HUD Facility, if Section 6(b)(i) is applicable, by (a) the assumption of the First HUD Loan and the Second HUD Loan and (b) the payment to Seller in cash of an amount equal to the excess of (1) the HUD Facility Allocable Amount over (2) the sum of the outstanding principal balances of the First HUD Loan and the Second HUD Loan on the Closing Date. The Purchase Price shall also be reduced by One Million Three Hundred Seventy-Five Thousand Dollars ($1,375,000) (the "HUD Facility Fee Amount").

         6. CLOSING.

              (a) Closing. Subject to Section 6(b) and to the parties' satisfaction or waiver of the conditions precedent set forth in Sections 13 and 14, the closing and consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on October 25, 2002 at 10:00 a.m., Eastern Time, at the offices of Kirkland & Ellis at 655 15th Street, NW, Suite 1200, Washington, DC 20005, or, if the conditions set forth in Sections 13 and 14 have not been satisfied or waived as of such date, on such later date that is as soon as possible after the satisfaction or waiver of the conditions set forth in Sections 13 and 14 (such applicable date being the "Closing Date").

              (b) HUD Facility Closing. Notwithstanding the foregoing, in the event that Seller and Buyer shall have failed to obtain the TPA Approval by the Closing Date despite the parties' compliance with their obligations pursuant to
Section 12, (such condition a "Delay"), the closing date with respect to the HUD Facility (but not with respect to any other of the Facilities other than Heartlands II) shall be extended until three (3) business days after the earlier to occur of receipt of the TPA Approval, or satisfaction of the No TPA Approval Closing Condition. In the event that the closing date with respect to the HUD Facility shall be so extended, (A) such Delay shall affect only the timing of the sale and closing as to the HUD

Facility, (B) Buyer, subject to compliance with applicable law, shall on the date of the Closing with respect to the other Facilities become the operator of the HUD Facility pursuant to the terms of an interim management agreement in the form of Exhibit A attached hereto (the "Interim Management Agreement"), which Interim Management Agreement shall transfer the risk of an occurrence of a material adverse effect at the HUD Facility to Buyer from and after the date thereof, (C) the HUD Facility Allocable Amount (subject to any adjustments up or down that are contemplated by Section 5(d)(i) and Section 17 that were not previously accounted for in connection with the Closing hereunder with respect to the other Facilities), shall be paid by Buyer to Seller on the closing date with respect to the HUD Facility, (D) notwithstanding anything to the contrary contained in this Agreement or in the Interim Management Agreement, (1) there shall be no adjustment to the Purchase Price in favor of Buyer in respect of any claims, losses, expenses (including, without limitation, reasonable legal fees and expenses), costs, suits, actions proceedings, damages, demands or liabilities (collectively, "Claims") to which the Heartlands Entities become subject, to the extent such Claims arise out of or result from the management or operation of the HUD Facility by Buyer or its designee on or after the Closing Date, which Claims shall be the responsibility of Buyer, (2) the Purchase Price shall be increased by the amount of any Claims that are paid by Seller on or prior to the closing with respect to the HUD Facility, to the extent that such Claims arise out of or result from the management or operation of the HUD Facility by Buyer or its designee on or after the Closing Date, and (3) the Purchase Price also shall be increased, by post-closing payments from Buyer to Seller in the amount of any Claims (as such Claims arise without regard to time limitation) that are made against Seller (other than the Heartlands Entities), to the extent that such Claims arise out of or result from the management or operation of the HUD Facility by Buyer or its designee on or after the Closing Date, but are not resolved or otherwise covered by the foregoing provisions of this clause (D), or are first made after the closing with respect to the HUD Facility, and (E) in no event shall Seller take any action as owner of the HUD Facility (including as owner of the Shares or the Heartlands Entities) on or after the Closing Date, other than (1) those consented to by Buyer in its sole discretion, (2) those required by law (including, without limitation, the HUD regulatory agreements), or (3) those required or permitted to be taken by Seller as owner under, and in accordance with the terms of this Agreement or the Interim Management Agreement; provided, however, that Seller shall not amend, modify, or waive any rights under, or terminate the loan documents relating to the First HUD Loan and Second HUD Loan except as required by applicable law. Seller shall provide written notice to Buyer of any such Claims and Seller shall reasonably cooperate with Buyer, at Buyer's expense, in contesting any such Claim. For the avoidance of doubt, the parties agree that, for all Tax purposes (including income Tax purposes), the parties shall consistently account for the HUD Facility in the following manner: (i) the Seller shall remain the owner of the HUD Facility during the pendency of the Interim Management Agreement, and
(ii) the sale of the HUD Facility by the Seller shall not be deemed to have taken place until the actual occurrence of the closing date with respect to the HUD Facility.

              (c) Closing Date Deliverables of Seller. On the Closing Date, Seller shall deliver to Buyer the following:

                  (i) duly-executed special warranty deeds for the Owned Real Property, subject only to the Permitted Encumbrances, in a form reasonably acceptable to Buyer, and the certificates, instruments and documents described in Section 13(g)(i)-(iv);

                  (ii) appropriately executed instruments of sale, assignment, transfer and conveyance evidencing and effecting the sale and transfer to Buyer of the Purchased Assets (it being expressly understood by the parties hereto, however, that such instruments shall not require Seller or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement);

                  (iii) instruments of assumption evidencing and effecting the assumption by Buyer of the Assumed Liabilities and such other documents as are required by this Agreement;

                  (iv) a certified copy of the resolution(s) adopted by the Board of Directors or other governing body, as applicable, of Seller authorizing the transactions contemplated by this Agreement and authorizing specified individuals to act on behalf of Seller in connection therewith;

                  (v) an incumbency certificate, duly executed by an authorized officer of Seller attesting to the due appointment and authorization of individuals signing on behalf of Seller this Agreement, any agreement contemplated hereby or any agreement related to the transactions contemplated hereby;

                  (vi) a duly executed copy of the Interim Management Agreement;

                  (vii) current certificates of: (A) Seller's good standing in the jurisdiction of its incorporation or formation and (B) Seller's qualification to do business and good standing in Maryland, Virginia, North Carolina and Connecticut (as applicable);

                  (viii)   certificates   for  the  Shares   duly   endorsed  or
         accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

                  (ix) the books and records of the Heartlands Entities; and

                  (x) evidence of the resignation of the existing officers and directors of the Heartlands Entities effective as of the closing date with respect to the HUD Facility.

              (d) Closing Date Deliverables of Buyer. On the Closing Date, Buyer shall deliver to Seller the following:

                  (i) the applicable payments specified in Section 5(d);

                  (ii) instruments of assumption evidencing and effecting the assumption by Buyer of the Assumed Liabilities and such other documents as are required by this Agreement;

                  (iii) a certified copy of the resolution(s) adopted by the Board of Directors of Buyer or its affiliates, as appropriate, authorizing the transactions contemplated by this Agreement and authorizing specified individuals to act on behalf of Buyer herewith;

                  (iv) an incumbency certificate, duly executed by an authorized officer of Buyer attesting to the due appointment and authorization of individuals signing on behalf of Buyer this Agreement, any agreement contemplated hereby or any agreement related to the transactions contemplated hereby;

                  (v) current certificates of: (A) Buyer's good standing in the state of its incorporation or formation and (B) its qualification to do business and good standing in Maryland, Virginia, North Carolina and Connecticut (as applicable); and

                  (vi) a duly executed copy of the Interim Management Agreement.

              (e) Other Closing Date Deliverables. On the Closing Date, Buyer and Seller shall each deliver duly executed counterparts by the appropriate parties of an assignment of Ground Leases in a form reasonably acceptable to Buyer and the assignment of Resident Agreements and Facilities Agreements with respect to the Purchased Assets.

              (f) HUD Facility Deliverables.  For purposes of avoiding doubt, if
Section 6(b) is applicable, on the closing date with respect to the HUD Facility, Buyer and Seller shall deliver to each other the items set forth in Sections 6(c)(iv), (v), (vii), (viii), (ix) and (x), (d)(i) and (iii)-(v) and
(e), but only to the extent applicable to the HUD Facility.

              (g) Tax Allocations. Within 180 days after the Closing Date, Buyer shall prepare and deliver to Seller for its consent (which consent shall not be unreasonably withheld, delayed or conditioned) a schedule allocating the Purchase Price (and any other items or amounts that are required for federal income tax purposes to be included in the Purchase Price), among the Purchased Assets under the principles of Code Section 1060 (such schedule and the allocations it contains, the "Allocation"). If Seller raises any objection to the Allocation, Buyer and Seller will negotiate in good faith to resolve such objection. Buyer and Seller shall report and file all tax returns (including amended tax returns and claims for refund) consistent with the Allocation and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any governmental authority or any other proceedings). Buyer and Seller shall cooperate in the filing of any forms (including Form 8594 under section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required with respect to such Allocation, and including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price.

              (h) Timing. On the Closing Date, all of the transactions identified in this Section 6 shall occur simultaneously, and none shall be deemed completed until all are completed. Unless otherwise expressly provided for herein, all transfers of assets and liabilities provided for herein, as well as all other actions related to the Closing, shall be deemed to have occurred at 12:01 a.m., Eastern Time, on the Closing Date. Notwithstanding the foregoing, if
Section 6(b) is applicable, then except as otherwise specified in Section 17(h)(v), the foregoing sentences shall not apply to the transactions that occur on the closing date with respect to the

HUD  Facility,   and  such  transactions   shall  be  deemed  to  have  occurred
simultaneously at 12:01 a.m., Eastern Time, on the closing date with respect to the HUD Facility.

         7. SELLER'S REPRESENTATIONS AND WARRANTIES. Subject to the exceptions and limitations set forth in this Section 7 and Section 8 and the matters set forth on the Schedules to this Agreement, each Seller and CHSI jointly and severally represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which shall be true and correct as of such date or time) as set forth below. For purposes of this Agreement, "knowledge," when used in the phrase "Seller's knowledge" in this Agreement means, and shall be limited to, the actual knowledge (without independent investigation) of the principal executive officer of each Seller and any individual acting as an executive director with respect to a Facility (but only to the extent the representations and warranties in this Section 7 apply to such Seller or Facility). Buyer understands and agrees that such individuals are acting solely as officers or representatives of Seller and not in any individual capacity, and that such individuals shall have no liability to Buyer in connection with the breach of any representations or warranties set forth herein. Except as otherwise noted, the following representations and warranties are given as to CHSI and each of its Subsidiaries that is a party to this Agreement.

              (a) Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation and has all requisite power and authority to own, lease and operate its properties and to carry out its business as now being conducted. Seller is duly qualified in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

              As used in this Agreement, the term "Material Adverse Effect" means any material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Senior Living Assets, taken as a whole, except for any change or effect resulting from (i) the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) changes in economic, regulatory, or political conditions generally.

              (b) Authority. Seller has the corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action and no other action on the part of the Seller's directors, shareholders, partners, managers or members is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws.

              (c)  Consents.  Other than with  respect to (i) the TPA  Approval,
(ii) the consents required in connection with the Ground Leases, if applicable, and the Facilities Agreements, (iii) the notice required to prepay the First HUD Loan, if applicable, (iv) the approval of the First HUD Loan Lender and the Second HUD Loan Lender, if applicable, (v) consents required under financing agreements applicable to the Facilities, the underlying obligations for which will be discharged and paid in full on or prior to the Closing (other than the First HUD Loan and the Second HUD Loan) and (vi) such other approvals, notices and filings as may be required by any federal, state or local regulatory agency required to consummate the transactions contemplated hereby, no consent, approval of or by, or filing with or notice to any other individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or agency, unit or instrumentality thereof (a "Person") is required with respect to Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions provided for hereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not, individually or in the aggregate, have a Material Adverse Effect.

              (d) No Breach. Subject to obtaining the consents required in connection with the Ground Leases, if applicable, and the Facilities Agreements and the other consents identified in Section 7(c), and, except as set forth on
Schedule 7(d), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the compliance by Seller with any of the provisions hereof does not and will not (i) conflict with or result in the breach of any other organizational documents of Seller and (ii) violate or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon the Purchased Assets (other than Permitted Encumbrances) under any of the terms, conditions or provisions of any material agreement, instrument or obligation to which Seller is a party, or by which the Purchased Assets are otherwise bound, under any applicable order, injunction, judgment, decree or award, federal, state, local or foreign law, ordinance, statute, rule or regulation, excluding from the foregoing clause (ii), such violations, conflicts and breaches or defaults, the occurrence of which would not, in any case, individually or in the aggregate, have a Material Adverse Effect.

              (e) Real Property. Schedule 1(a)(i) sets forth the address and description of each Owned Real Property. With respect to each parcel of Owned Real Property:

                            (A) Seller has good and marketable fee simple title,
              free and clear of all liens and encumbrances, except for (1) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Owned Real Property which are not due and payable as of the Closing Date or which are being contested in good faith and are listed in Schedule 7(e)(i); (2) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Owned Real Property incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect and which, to the extent provided in Section 5(b)(i), will be satisfied in full or bonded against on the Closing Date; (3) zoning, building codes and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Owned Real Property which are not violated by the current use or occupancy of such Owned Real

              Property or the operation of the Senior Living Assets as currently conducted thereon; (4) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Owned Real Property which would not constitute a Material Adverse Effect; (5) admissions and resident agreements entered into by Seller or any of its Subsidiaries with current residents of the Facilities (the "Resident Agreements"); (6) the Facilities Agreements and (7) the First HUD Loan and the Second HUD Loan (collectively, the "Permitted Encumbrances");

                            (B) except  for the  Facilities  Agreements  and the
              Resident Agreements and except as set forth on Schedule 7(e)(ii), neither Seller nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

                            (C) except as set forth on Schedule 7(e)(ii),  there
              are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

                  (ii) Schedule 1(a)(ii) sets forth the address of each Ground Leased Real Property, and a true and complete list of all Ground Leases, (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). For each such Ground Leased Real Property, Seller has delivered or made available to Buyer a true and complete copy of each such Ground Lease. Except as set forth on Schedule 1(a)(ii), with respect to each of the Ground Leases:

                            (A) such Ground Lease is a valid and binding agreement and is in full force and effect;

                            (B) except for those Ground Leases for which the consent of the ground landlord thereunder will be obtained by the Closing Date, the transaction contemplated by this Agreement does not require the consent of any other party to such Ground Lease, will not result in a breach of or default under such Ground Lease, and will not otherwise cause such Ground Lease to cease to be a valid and binding agreement or in full force and effect on identical terms following the Closing;

                            (C) Seller's  possession and quiet  enjoyment of the
              Ground Leased Real Property pursuant to the terms of such Ground Lease has not been disturbed and, to Seller's knowledge, there are no disputes with respect to such Ground Lease;

                            (D) neither Seller nor, to Seller's  knowledge,  any
              other party to a Ground Lease is in breach or default under such Ground Lease, and, to Seller's knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Ground Lease;

                            (E) no security deposit or portion thereof deposited
              with respect to such Ground Lease has been applied in respect of a breach or default under such Ground Lease which has not been redeposited in full;

                            (F) Seller does not owe, nor will not owe in the future, any brokerage commissions or finder's fees with respect to such Ground Lease and Seller has no outstanding obligation to construct any improvements under such Ground Lease;

                            (G) the other party to such  Ground  Lease is not an
              affiliate of, and otherwise does not have any economic interest in, Seller;

                            (H) except as set forth on Schedule 7(e)(ii), Seller
              has not subleased, licensed or otherwise granted any Person the right to use or occupy such Ground Leased Real Property or any portion thereof, except pursuant to the Facilities Agreements and Resident Agreements; and

                            (I) except as set forth on Schedule 7(e)(ii), Seller
              has not granted any options, rights of first offer or rights of first refusal to purchase such Ground Leased Real Property or any portion thereof or interest therein.

                  (iii) The Owned Real Property identified on Schedule 1(a)(i) and the Ground Leased Real Property identified on Schedule 1(a)(ii) (collectively, the "Real Property") comprise all of the real property used in the operation of the Senior Living Assets as currently operated, and Seller is not a party to any agreement or option to purchase any real property or interest therein.

                  (iv) Except as set forth on Schedule 7(e)(iv), Seller has not received written notice of any condemnation, expropriation or other proceeding in eminent domain, affecting any parcel of Real Property or any portion thereof or interest therein.

                  (v) Seller has not received written notice that the Real Property is not in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property.

                  (vi) To Seller's knowledge, the current use and occupancy of the Real Property and the operation of the Senior Living Assets as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record affecting such Real Property.

              (f) Brokers. Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finder's fees or similar compensation with respect to this Agreement or the transactions contemplated hereby for which Buyer will be responsible.

              (g) Tangible Assets. Seller has, and as of the Closing Buyer will have, good and marketable title to, or a valid and enforceable leasehold interest (to Seller's knowledge under which there exists no default) in, the tangible assets included in the Purchased Assets, free and clear of all liens and encumbrances, except for (i) Permitted Encumbrances, (ii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and are listed in Schedule 7(g) and (iii) defects in title, or in the validity of any leasehold interest, if any, that (as to this clause (iii) only) would not, individually or in the aggregate, have a Material Adverse Effect.

              (h) Compliance With Laws. Except as set forth on Schedule 7(h), the operation of the Senior Living Assets has been conducted in compliance in all material respects with all applicable laws, governmental regulations, the regulatory agreements currently applicable to the HUD Facility, orders and decrees, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto, except for violations, non-compliance or other matters, if any, which would not, individually or in the aggregate, have a Material Adverse Effect.

              (i) Permits. Except as set forth on Schedule 7(i), Seller possesses all Permits (including all healthcare licenses) necessary for the operation of the Senior Living Assets as currently operated, except for such Permits as to which the failure to possess would not, individually or in the aggregate, have a Material Adverse Effect.

              (j) Actions and Proceedings. Except as set forth on Schedule 7(j) and such matters as would not, individually or in the aggregate, have a Material Adverse Effect, there is no action, suit, arbitration or regulatory proceeding or claim pending, or, to Seller's knowledge, threatened against Seller involving or affecting the Purchased Assets, the Senior Living Assets, this Agreement or the transactions contemplated hereby and, other than Permitted Encumbrances, there are no decrees, injunctions, liens, orders or judgments of or with any court or governmental department or agency outstanding against Seller or any of its Subsidiaries relating to or affecting the Purchased Assets, the Senior Living Assets, this Agreement or the transactions contemplated hereby.

              (k) Subsidiaries.  Schedule 7(k) sets forth for each Subsidiary of
CHSI that holds title to any of the Purchased Assets, including, without limitation, the Heartlands Entities, (i) its name and jurisdiction of incorporation or formation, (ii) the number of shares of authorized capital stock of each class of its capital stock or other equity interest, (iii) the number of issued and outstanding shares of each class of its capital stock or other equity interest, the names of the holders thereof and the number of shares held by each such holder and (iv) its directors and officers. Each such Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation. Each such Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not, individually or in the aggregate, have a Material Adverse Effect. Each such Subsidiary has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

              As used in this Agreement, the term "Subsidiary" means, with respect to any Person, any other Person of which at least a majority of the outstanding capital stock or other equity interests having the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, are owned directly or indirectly by the first Person or one or more Subsidiaries of such Person.

              (l) Financial Statements. Attached hereto as Schedule 7(l), are the following financial statements (collectively the "Financial Statements"):
(i) unaudited consolidated balance sheets as at December 31, 2001 and June 30, 2002, and statements of income for the fiscal year ended December 31, 2001 and for the six (6) months ended June 30, 2002 (the balance sheet as at June 30, 2002, the "Most Recent Balance Sheet") for Seller. The Financial Statements (including the notes thereto) were prepared in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods involved and present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods; provided, however, that the financial statements as of and for the six (6) months ended June 30, 2002 lack footnotes and other presentation items and are subject to normal year-end adjustments and other usual and customary adjustments.

              (m) Events Subsequent to Most Recent Balance Sheet. Except as set forth on Schedule 7(m), since the date of the Most Recent Balance Sheet, there has not occurred any event, change, effect, fact, circumstance or other occurrence which has had, or which could be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect; the business of Seller has been conducted only in the ordinary course consistent with past practice; and Seller has not entered into any material transaction or entered into any agreement outside the ordinary course of business.

              (n) Contracts. Schedule 7(n) lists all Facilities Agreements to which Seller is a party that cannot be terminated with prior notice of 30 days or less without payment of a premium or penalty. Seller has delivered to Buyer a correct and complete copy of all such Facilities Agreements (as amended to date).

              (i) Each agreement set forth on Schedule 7(n) is a valid and binding agreement of the Seller party thereto, and is in full force and effect, and neither Seller nor, to Seller's knowledge, any other party thereto is in default or breach in any respect under the terms of any such agreement, except for any such failures and defaults or breaches that would not, individually or in the aggregate, have a Material Adverse Effect.

              (o) Trademarks. Schedule 7(o) identifies each trademark or service mark registration (collectively, "Marks") which have been issued to Seller. Seller has the valid legal right to use each of the Marks. Seller has received no notice of any claims that have been asserted against Seller (and to Seller's knowledge, there are no claims reasonably likely to be asserted) by any Person challenging Seller's use of any of the Marks.

              (p) Assets. Except for (i) assets disposed of in the ordinary course of business subsequent to the date of the Most Recent Balance Sheet, (ii) Excluded Assets and (iii) assets set forth on Schedule 7(p), the Purchased Assets include all material assets, other than Permits and Facilities Agreements that are non-transferable, which are reasonably required to operate the Senior Living Assets immediately following the Closing Date substantially in the manner in which the Senior Living Assets are currently operated, except for such assets the failure of which to include would not, individually or in the aggregate, have a Material Adverse Effect.

              (q) Employee Benefits. Schedule 7(q) lists each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other material employee benefit plan, policy or arrangement sponsored by CSS for the benefit of employees associated with the Senior Living Assets (each item listed on Schedule 7(q), a "Benefit Plan" and, collectively, the "Benefit Plans").

                  (i)  To  Seller's  knowledge,   each  Benefit  Plan  has  been
maintained, funded and administered in material compliance with its terms and the requirements of applicable law.

                  (ii) Each Benefit Plan that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code.

                  (iii) Neither Seller nor any other entity that is treated as a single employer with Seller for purposes of Section 414 of the Code has any liability under Section 302 or Title IV of ERISA that could become a liability of Buyer.

                  (iv) To Seller's knowledge, no action, suit, proceeding, hearing or investigation with respect to the Benefit Plans (other than routine claims for benefits) is pending or threatened.

                  (v) Neither Seller nor any of the Facilities or Senior Living Assets is a party to, or otherwise subject to, any collective bargaining agreement or other labor agreement with any union or labor organization.

              (r) Environmental, Health and Safety Matters. Except as set forth on Schedule 7(r) and except for those matters that, which have not had, or which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the operation of the Senior Living Assets as currently operated, taken as a whole, to Seller's knowledge, (i) Seller is in compliance with applicable laws enacted and in effect on or prior to the Closing Date relating to pollution or protection of the environment ("Environmental Laws"), (ii) Seller has obtained, and is in compliance in all material respects with, all Permits required under Environmental Laws to conduct its business as presently conducted, (iii) Seller has not received any written communication from a governmental entity that alleges that Seller is not in compliance with any Environmental Law or has liability under Environmental Laws, in each case in connection with the operation of the Senior Living Assets and (iv) Seller has not entered into or is subject to any court decree or is subject to any judgment relating to compliance with any Environmental Law or liability under any Environmental Law.

              (s) Undisclosed Liabilities. Except as set forth on Schedule 7(s), Seller has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth on the Most Recent Balance Sheet or notes thereto, (ii) liabilities which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice and (iii) liabilities incurred in the ordinary course of business and consistent with past practice which are not required by generally accepted accounting principles to be disclosed, reflected or reserved against on a balance sheet.

              (t) Affiliated Transactions. No affiliate of CHSI (other than any Seller) has been involved in any material business arrangement or relationship involving or related to the operation of the Senior Living Assets within the past twelve (12) months.

              (u) Deposits and Escrow Accounts. Schedule 7(u) will contain as of the Closing Date a true, correct and complete listing of all the Assumed Accounts. There are no deficiencies in any of the Resident Funds or Resident Deposits, and all accountings with respect to the Assumed Accounts required by applicable law have at all times been properly prepared and filed.

              (v) Vacation. Schedule 7(v) is a true, correct and complete listing of Seller's liabilities for accrued vacation benefits relating to the Transferred Employees. Seller does not accrue for any other paid time off benefits.

              (w) Heartlands Entities. (i) All of the equity interests of the Heartlands Entities are owned by CHSI, of record and beneficially, free and clear of all liens, mortgages, pledges, security interests, encumbrances, purchase options, calls or rights or charges of any kind, and are validly issued, fully paid and nonassessable.

                  (ii) The authorized capital stock of each of the Heartland Entities consists of 5,000 shares of common stock, no par value, all of which are issued and outstanding (the "Shares"). None of the outstanding capital stock of the Heartland Entities has been issued in violation of any federal or state securities laws or any preemptive right or rights to subscribe for or purchase its capital stock or other securities. There is no indebtedness issued and outstanding having general voting rights or debt convertible into capital stock or other securities of the Heartlands Entities having such rights. Except as set forth above and except as otherwise provided in this Agreement, (a) there is no capital stock or other securities of the Heartlands Entities authorized, issued or outstanding; (b) there are no securities outstanding which are convertible into or exercisable or exchangeable for common stock or other securities of the Heartlands Entities, and (c) there are no outstanding options, rights, contracts, warrants, subscriptions, conversion rights or other agreements or commitments of any character pursuant to which either of the Heartland Entities may be required to purchase, redeem, issue or sell any of its capital stock or other securities of either of the Heartlands Entities.

                  (iii) Neither of the Heartland Entities has any Subsidiaries.

                  (iv) (A) The books of account of the Heartlands Entities are complete and correct in all material respects and have been maintained in accordance with sound business practices; (B) each of the Heartlands Entities has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and the dispositions of its assets and to permit preparation of financial statements in accordance with GAAP; (C) the stock ledger of each of the Heartlands Entities is complete and correct; (D) the minute books of each of the Heartlands Entities contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders and the Boards of Directors thereof; and (E) no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, the books and records of the Heartlands Entities shall be delivered to Buyer.

                  (v) Neither of the Heartlands Entities has any employees.

                  (vi) Each of Heartlands I and Heartlands II has filed or caused to be filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes that are required by law to be filed by, or with respect to, Heartlands I or Heartlands II, as the case may be, on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of Heartlands I or Heartlands II, as the case may be). As of the time of filing, such Tax returns were (or will be) true, correct and complete, and correctly reflected (or will reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of Heartlands I and Heartlands II and any other information required to be shown thereon. No claim has been made by a governmental authority in a jurisdiction where Heartlands I or Heartlands II does not file Tax returns that any of them are or may be subject to taxation by the jurisdiction.

         8. LIMITATIONS. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7, NO SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO ITSELF, THE SENIOR LIVING ASSETS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES OR ANY PORTION THEREOF, INCLUDING THE FACILITIES OR ANY OTHER ASSET TRANSFERRED TO BUYER PURSUANT TO THE TERMS OF THIS AGREEMENT, AND SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ORDINARY PURPOSE OR ANY REPRESENTATION OR WARRANTY AS TO VALUE. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7, THE PURCHASED ASSETS ARE BEING TRANSFERRED "AS IS, WHERE IS" AND "WITH ALL FAULTS."

         9. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which need only be true and correct as of such date or time, and except with respect to the representations and warranties in Section 9(g) , which shall, if Section 6(b) is applicable, be deemed to be made on an ongoing basis from the Closing Date through the date of the closing with respect to the HUD Facility), as set forth below:

              (a)  Organization  and  Good  Standing.   SNH  is  a  real  estate
investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland.

              (b) Authority of Buyer. Buyer has the power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized and executed by Buyer and this Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws.

              (c)  Consents.  Other than with  respect to (i) the TPA  Approval,
(ii) the consents required in connection with the Ground Leases, if applicable, and the Facilities Agreements, (iii) the notice required to prepay the First HUD Loan, if applicable, (iv) the approval of the First HUD Loan Lender and the Second HUD Loan Lender, if applicable, (v) consents required under financing agreements applicable to the Facilities, the underlying obligations for which will be discharged and paid in full on or prior to the Closing (other than the First HUD Loan and the Second HUD Loan) and (vi) such other approvals, notices and filings as may be required by any federal, state or local regulatory agency to permit Buyer to consummate the transactions contemplated hereby and operate the Senior Living Assets as currently operated, no consent, approval of or by, or filing with or notice to any other Persons is required with respect to Buyer in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions provided for hereby.

              (d) No Breach. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby and the compliance by Buyer with any of the provisions hereof does not and will not: (i) violate or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by any of the terms, conditions or provisions of the Certificate of Incorporation, By-Laws or other organizational documents of Buyer or under any material agreement, instrument or obligation to which Buyer is a party or (ii) violate any order, injunction, judgment, decree or award, federal, state, local or foreign law, ordinance, statute, rule or regulation to which Buyer is subject or by which Buyer or its properties may be bound.

              (e) Litigation. No action, suit, arbitration or regulatory proceeding is pending or, to Buyer's knowledge, threatened seeking to restrain or prohibit this Agreement, or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

              (f) Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders' fees or similar compensation with respect to this Agreement or the transactions contemplated hereby.

              (g) Availability of Funds. Buyer has cash available to enable it to consummate the transactions contemplated by this Agreement, to operate the Senior Living Assets for the reasonably foreseeable future and to meet the financial obligations of the Facilities as such are presently known or reasonably anticipated.

              (h) No Knowledge of Misrepresentations or Omissions. Buyer has no knowledge that any representation or warranty of Seller in this Agreement or any agreement contemplated hereby is not true and correct in all material respects and Buyer has no knowledge of any material errors in, or material omissions from, the Schedules to this Agreement or the schedules, exhibits or attachments to any agreement contemplated hereby.

              (i) Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser experienced in the evaluation and purchase of assets such as the Senior Living Assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has given Buyer access to the key employees, documents and Facilities related to the Senior Living Assets. Buyer will undertake prior to the Closing such further investigation and request such additional documents and information as it deems necessary. Buyer agrees, subject to the express terms hereof, to accept the Purchased Assets and assume the Assumed Liabilities in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Buyer acknowledges that Seller makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Senior Living Assets or Purchased Assets or the future business and operations thereof or (b) the Confidential Information Memorandum of Seller, dated April 2002, or any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Senior Living Assets or Purchased Assets or the businesses or operations thereof.

         10. COVENANTS.

              (a) Covenants of Seller. Seller covenants and agrees as follows:

                  (i) Access and Information. Subject to the obligations of Buyer and its Representatives in Section 10(b) (i) of this Agreement, upon reasonable notice, Seller shall grant, or cause to be granted to, Buyer and its counsel, accountants, consultants, financing sources and other authorized representatives, during the period between the date of this Agreement and the Closing Date access during normal business hours to the Purchased Assets and the books and records and other information relating to the operations of the Senior Living Assets. Seller acknowledges that it shall provide access to Buyer and its Representatives to enable Buyer to carry out the Due Diligence Investigation pursuant to the terms of that certain Letter Agreement, dated as of August 9, 2002, by and between Buyer and Seller, as supplemented by that certain Letter Agreement, dated as of August 14, 2002, by and between Buyer and Seller (collectively, the "Access Letter"), the terms of which are incorporated herein by reference. For purposes hereof, any request for access pursuant to the terms of the Access Letter shall be deemed given by Seller as of the end of the third business day following Seller's receipt of such request, unless Seller has objected prior to such time. From the date of this Agreement through the Closing Date, Seller shall use commercially reasonable efforts to furnish, or cause to be furnished to, Buyer and its Representatives all data and information concerning the Purchased Assets and the operation of the Senior Living Assets which may reasonably be requested by Buyer and shall use all commercially reasonable efforts to make available, or cause to be made available, such personnel of Seller as may reasonably be requested for the furnishing of such data. From the date of this Agreement through the Closing Date, except as otherwise specified or permitted in the Access Letter or except as otherwise approved in advance by Seller, Buyer shall not contact or communicate with any employees, customers of or suppliers to the Senior Living Assets without Seller's prior written consent, which consent shall not be unreasonably withheld.

                  (ii) Conduct of Business. Except as provided on Schedule 10(a)
(ii) , or as expressly required or contemplated by the terms of this Agreement or unless Seller obtains Buyer's prior written approval, until the Closing Date, Seller shall: operate the Senior Living Assets in the ordinary course of business consistent with past practice; use commercially reasonable efforts to: preserve intact current business operation and maintain satisfactory relationships with employees, suppliers, customers and others having business relationships with the Senior Living Assets; use commercially reasonable efforts to maintain the Purchased Assets in reasonably good operating condition, normal wear and tear excepted; keep its books of account records and files in the ordinary course of business consistent with past practice; maintain its current replacement cost insurance coverage with respect to the Senior Living Assets; and shall not (A) enter into, or amend, modify or waive any rights under, or terminate (or allow the termination of) any material contract (including, without limitation, the Ground Leases (except as otherwise provided in Section 12 hereof), the loan documents or regulatory agreements for the First HUD Loan or the loan documents or regulatory agreements for the Second HUD Loan (collectively, the "HUD Loan Documents") or that certain Assisted Living Services Agreement, dated December 10, 1998, between Church Home of Hartford, Inc. and The Hearthaven Retirement Community-Seabury, LLC, (B) dispose of, encumber, sell or otherwise transfer any of the assets constituting Purchased Assets (including, without limitation, any of the Facilities) except for inventory and supplies in the ordinary course of business consistent with past practice, (C) commence any capital projects or make any commitments for capital expenditures relating to the Senior Living Assets other than those provided for in Seller's 2002 capital expenditure budget (and then only in an amount not to exceed 110% of the amount budgeted therefor), and other than any capital expenditure not exceeding $10,000 and paid for by Seller or credited to Buyer,
(D) perform any repair or replacement required as a result of any damage, destruction or other casualty without obtaining Buyer's consent, (E) agree to the settlement of any material claim or litigation, (F) incur any indebtedness for borrowed money or guaranty the obligations of any Person, (G) pay liabilities other than in the ordinary course of business consistent with past practice, (H) delay or postpone the payment of accounts payable or other liabilities other than in the ordinary course of business consistent with past practice, (I) enter into or modify, amend or terminate any material Facilities Agreement or waive any material rights under any material Facilities Agreement, or (J) except for any bonus approved prior to the date hereof or made in the ordinary course of business or merit increases and competitive salary adjustments made in the ordinary course of business, granting or agreeing to grant any bonus, merit increase or salary adjustment to any Employee. Notwithstanding the foregoing, Seller may cause any CHSI Subsidiary that is a Seller to merge with or consolidate into any other CHSI Subsidiary that is a Seller without Buyer's prior consent and without being deemed to have violated this Section 10(a) (ii).

                  (iii) Maintenance of Real Property. Seller shall maintain the Real Property, including all of the improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not, in any material respect, demolish or remove any of the existing improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer, except for capital expenditures permitted pursuant to Section 10(a) (ii) .

                  (iv) Ground Leases. Seller shall not amend, modify, extend, renew or terminate any Ground Leases, and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property.

                  (v) Exclusivity. Neither Seller nor any of its directors or officers, representatives, consultants, investment bankers or lawyers shall solicit, initiate, encourage or facilitate the making of any inquiries or the making of any Alternative Proposal or participate in any way in discussions or negotiations with, or furnish or disclose any non-public information to any person, other than Buyer, in connection with an Alternative Proposal.

                  As used in this Section 10(a) (v) , "Alternative Proposal" means (x) any proposal or offer from any person relating to any direct or indirect acquisition or purchase of any substantial portion of the assets of Seller or of any class of the equity securities of Seller, (y) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction effecting the transfer of Seller or (z) any other transaction that relates to Seller, the consummation of which could reasonably be expected to interfere with or materially delay the transactions contemplated by this Agreement.

              (b) Covenants of Buyer. Buyer covenants and agrees as follows:

                  (i) Confidentiality. Buyer acknowledges that all information provided or made available to it or any of its Representatives (as defined in that certain Confidentiality Agreement, dated April 30, 2002, between REIT Management and Research, Inc. and its Affiliates, including Five Star Quality Care, Inc. and Buyer, on the one hand, and First Union Securities, Inc. d/b/a Wachovia Securities, on behalf of Seller (the "Confidentiality Agreement") concerning the Senior Living Assets (including, without limitation, the books, records and other information contemplated by Section 10(a) (i) or provided pursuant to the terms of the Access Letter) is subject to the terms of the Access Letter and the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information provided to any of Buyer and its Representatives that relates solely to the Purchased Assets, the Assumed Liabilities and the Transferred Employees; provided that Buyer acknowledges that any and all information provided or made available to it and its Representatives relating to Seller and its affiliates that does not relate solely to the Purchased Assets, the Assumed Liabilities or the Transferred Employees shall remain subject to the terms and conditions of the Confidentiality Agreement on and after the Closing Date.

                  (ii) Notification. From the date hereof through and including the Closing Date, Buyer shall promptly notify Seller if Buyer obtains knowledge that any representation or warranty of Seller in this Agreement or any agreement contemplated hereby or information set forth in the Schedules hereto is not true and correct in all material respects, or if Buyer obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement.

                  (iii) Removal of Seller Marks. Within thirty (30) days following the Closing Date, Buyer shall, at its sole cost and expense, (A) remove, obliterate, cover or replace, as appropriate, all signs, billboards, advertisements or other media containing any service marks, trade names, trade dress or other indicia of origin of Seller or any of its affiliates and Life Care Services LLC in any of the following words, logos, stylized lettering, other designs and variants thereof: "Constellation," "CEG," "Constellation Energy Group," "Life Care Services" and "LCS" located on or appurtenant to any of the Purchased Assets related to the Senior Living Assets; and (B) destroy all items and materials, including stationery, letterhead, invoices, operating and procedural manuals, sales and marketing materials and purchase orders, containing the above described marks.

                  (iv)  Tenant.  In no event  shall the  Tenant  referred  to in
Section 1 Reference source not found. hereof be a Person that has been, or whose stockholders, principals, partners or affiliates have been, debarred, issued a limited denial participation or denied approval for any HUD-insured project or who would prohibit or unreasonably delay TPA Approval or violate or unreasonably delay applicable licensure requirements or approvals for any of the Facilities. Such Person shall be experienced in the management and operation of assisted living and independent living communities of a size and in a location similar to the Facilities and shall be capable of providing care similar to the quality of care currently available at the Facilities.

              (c) Mutual Covenants. Buyer and Seller covenant and agree as follows:

                  (i) State Regulatory Approvals, Notices and Filings. In addition to the actions required by Section 12, Buyer and Seller shall each file or cause to be filed such other notices and filings required to be filed pursuant to applicable law, in each case in order to consummate the transactions contemplated hereby and to permit Buyer to operate the Senior Living Assets as currently operated, including the approvals set forth in Section 12 (which shall be governed by the provisions of Section 12). Except as otherwise provided herein, Buyer and Seller shall bear the costs and expenses of their respective filings. Buyer and Seller shall use their respective commercially reasonable best efforts to make all such filings promptly (and in any event within fourteen
(14) days) following the date hereof to obtain any approvals and make any notices and filings as may be required by any federal, state or local regulatory agency to permit Buyer to consummate the transactions contemplated hereby and operate the Senior Living Assets as currently operated, in each case at the earliest possible date, to respond promptly to any requests for additional information and documentary materials made by any agency or department and to make any further filings that may be necessary, proper or advisable in connection with the consummation of the transactions contemplated hereby at each of their respective cost and expense (including the institution or defense of legal proceedings). Each of Buyer, on the one hand, and Seller, on the other, shall consult with the other prior to any meetings, by telephone or in person, with the staff of the applicable governmental authorities, and each of Buyer and Seller shall have the right to have a representative present at any such meeting.

                  (ii) Assignments. With respect to any Facilities Agreement, Ground Lease or Permit which (1) is material to the operation of the Senior Living Assets as currently operated by Seller (including, without limitation, the Ground Leases) (2) is able to be assigned to Buyer and requires consent for the assignment thereof to Buyer, Seller shall take such actions as are commercially reasonable and necessary, and Buyer shall cooperate fully with Seller in all reasonable respects, to effect assignment thereof to Buyer as of the Closing Date. It is understood that such actions by Seller shall not include any requirement of Seller to expend monies, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. In the event that Seller is unable to obtain the requisite approval for assignment of any such Facilities Agreement or Permit, then at the written request of Buyer on or before the Closing Date (except where such action would be unlawful or prohibited by such Facilities Agreement or Permit), Seller shall (x) retain any such Facilities Agreement or Permit and enter into an arrangement with Buyer to provide Buyer with the benefits of such Facilities Agreement or Permit, provided, however, that Buyer shall perform Seller's obligations thereunder arising on or after the Closing Date (and indemnify Seller against Losses suffered in connection therewith) until such Facilities Agreement or Permit is assigned to Buyer or expires at the earliest opportunity in accordance with its terms, and (y) take all commercially reasonable actions required to accomplish the assignment to Buyer of such Facilities Agreement or Permit as soon as practicable after the Closing Date.

                  (iii) Other Governmental Approvals. Buyer and Seller shall cooperate with each other and take all reasonable steps and make all filings necessary to obtain authorization for the sale of the Senior Living Assets from all other applicable governmental authorities.

                  (iv) Audit. As soon as practicable after the date hereof, Buyer and Seller shall enter into a side letter reasonably satisfactory to the parties covering the terms under which Buyer or Tenant shall conduct an audit of the financial results of the Facilities (as a group) for fiscal 2001, the stub period ending September 30, 2002 and any other periods required pursuant to Regulation S-X under the Securities Act of 1933, as amended, for the purpose of Buyer or Tenant complying with the requirements of a Form 8-K to be filed under the Securities and Exchange Act of 1934, as amended. Such audit will not commence until after the Closing Date, and Buyer shall pay all of Seller's external and internal costs associated with any assistance provided to Buyer or Tenant in connection with such audit.

                  (v) Other Actions. Buyer and Seller shall otherwise use their respective commercially reasonable efforts to cause the satisfaction of all conditions precedent in this Section 10 and Sections 12, 13 and 14 and to cause the Closing to occur as soon as reasonably practicable after the date of this Agreement.

                  (vi) Receivables. Prior to the execution of this Agreement, Seller shall have delivered to Buyer an aging statement with respect to all of its accounts receivable as of the most recent practicable date. Subsequent to the Closing, Buyer shall have the right and authority to collect Current Accounts Receivable and, as provided in this Section 10(c) (vi) , shall have the obligation to collect, for the account of and on behalf of Seller, the Aged Accounts Receivable. Buyer shall have the right and authority to endorse in Seller's name any checks received on account of any Current Accounts Receivable. Seller shall transfer and deliver to Buyer any amount that Seller may receive on or after the Closing Date in respect of any of the Current Accounts Receivable. From and after the Closing Date and until sixty (60) days after the Closing Date (the "Collection Period"), Buyer shall use commercially reasonable efforts to collect on behalf (and for the account) of Seller all Aged Accounts Receivable, which are identified in Schedule 10(c) (vi) (which shall be provided at the Closing and may be updated, if necessary, within five days after the Closing), utilizing collection efforts and processes consistent with those utilized by Buyer in collecting its accounts receivable, which are identified in Schedule 10(c) (vi)
(i), and Buyer shall remit to Seller within five (5) days after the end of each month, all amounts collected with respect to the Aged Accounts Receivable, less Buyer's out-of-pocket expenses incurred in collecting such Aged Accounts Receivable. Any such payment shall be accompanied by a schedule setting forth the Aged Accounts Receivable by Facility, the party responsible for payment, the amount of the Aged Accounts Receivable, the amount collected and any out-of-pocket expenses incurred by Buyer in collecting such Aged Accounts Receivable (the "Remittance Schedule"). Any payment received by Buyer during the Collection Period from any account debtor owing on any accounts receivable of the Facilities shall first be applied in reduction of the oldest outstanding balance due from such account debtor including the Aged Accounts Receivable. Sixty (60) days after the Closing Date, Buyer shall provide Seller with a schedule setting forth all Aged Accounts Receivable not collected by Buyer (which schedule shall provide information similar to that set forth in Buyer's monthly Remittance Schedules), and Seller shall thereafter be free to institute litigation or other collection procedures with respect to the Aged Accounts Receivable as Seller shall determine in its sole discretion. Consistent with the terms of Section 18, and at Seller's expense, Buyer shall transfer all documents related to, and provide such assistance as Seller may reasonably request in collecting, such Aged Accounts Receivable. During the Collection Period, Seller may not initiate litigation or other collection procedures with respect to the Aged Accounts Receivable; provided, however, that Seller may continue to pursue any pending litigation with respect to the Aged Accounts Receivable instituted prior to the Collection Period.

              (d) Covenants of Guarantor. The Guarantor hereby absolutely and unconditionally guarantees the prompt, complete and full payment of all obligations of Seller under Section 5(a) and Section 16(a) of this Agreement, including, without limitation, Seller's obligation to refund the Deposit, with interest thereon, to Buyer as provided therein. In the event Seller defaults in the performance of any of its obligations under Section 5(a) or 16(a), Guarantor shall, on demand, pay or perform such obligation in accordance with the terms hereof. Buyer shall not be required to institute suit or exhaust its remedies against Seller in order to enforce the payment by Guarantor of the obligations of Seller hereunder.

         11. EMPLOYEES.

              (a) Employees. Schedule 11(a) attached hereto contains a list of all employees of CSS directly employed in the operations of the Senior Living Assets (collectively, the "Employees"), including employees who are receiving short-term disability benefits or are on family and medical, medical/long-term disability, administrative, or military leave or any other type of leave that entitles the Employee to reinstatement upon completion of the leave under the applicable leave policies of CSS (collectively, "Leave"). Seller shall be entitled to update Schedule 11(a) as necessary at any time prior to Closing to reflect any and all employment changes.

              (b) Employment Offers to Employees. As soon as is reasonably practicable after the date of this Agreement, Buyer shall offer employment with Buyer, effective as of the Closing Date, to all or substantially all Employees (including, without limitation, each Employee who is on Leave as of the Closing Date, commencing at such time as such Employee is ready to return to work, provided, that such Employee is ready to return to work within one hundred twenty (120) days of the Closing Date). All Employees who accept employment with Buyer pursuant to the offers described in this
Section 11(b) are referred to herein as "Transferred Employees." Buyer will give each active Employee and each Employee who is on Leave no less than seven (7) days in which to accept or reject Buyer's employment offer.

              (c) Transfer Time, Etc. All Transferred Employees shall become employees of Buyer as of 12:01 a.m., Eastern Time, on the Closing Date and except as otherwise provided herein, at such time, Buyer shall assume and be responsible for payment of all salaries and benefits and all other costs and liabilities arising from such Transferred Employees employment by Buyer from and after the Closing Date relating to the Transferred Employees except that with regard to an Employee on Leave such obligation shall not attach until the Employee on Leave commences employment with Buyer. Seller shall be responsible for, and shall pay, any and all severance payments payable to any Transferred Employee arising as a consequence of the transactions contemplated by this Agreement.

              (d) Time Off. On the Closing Date, Seller shall pay Buyer an amount equal to Seller's liabilities for accrued vacation benefits relating to the Transferred Employees.

              (e) COBRA. On and after the Closing Date, Buyer will make available health continuation coverage as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and any similar state law ("COBRA"), for all Transferred Employees and other "qualified beneficiaries" (as such term is defined in Section 4980B(g)(1) of the Code) who experience a qualifying event (within the meaning of COBRA) and therefore become entitled to COBRA coverage on and after the Closing Date and to all individuals associated with the Senior Living Assets who are receiving or entitled to receive COBRA coverage on account of a qualifying event occurring prior to the Closing Date to the extent that such entitlement extends to any period after the Closing Date. The premiums for such COBRA coverage shall be paid by the insured, unless otherwise determined by Buyer, in its sole discretion.

              (f) WARN Act. To the extent that any obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., or under any similar provision of any federal, state, regional, foreign or local law, rule or regulation (collectively, "WARN Obligations") might arise as a consequence of the transactions contemplated by this Agreement, Buyer shall be responsible for, and shall indemnify the Seller Indemnified Parties against any Losses caused by, arising from, incurred in connection with or relating in any way to, any WARN Obligations arising as a result of any employment losses occurring on or after the Closing Date.

         12. HUD FACILITY.

              (a) HUD Facility. Buyer and Seller acknowledge and agree that Seller is the tenant under a Ground Lease with respect to the Facility commonly known as Ellicott City Phase I (containing 159 independent living units) and Ellicott City Phase II (containing 70 assisted living units) (together, the "HUD Facility")).

              (b) HUD Mortgages. Buyer and Seller acknowledge and agree that (i) the HUD Facility is currently subject to a mortgage loan in the original principal amount of Ten Million Six Hundred Seventy Thousand Dollars ($10,670,000) (the "First HUD Loan"), which loan is secured by a first mortgage lien on the HUD Facility, and (ii) at the Closing or, if Section 6(b) applies, the closing with respect to the HUD Facility, Buyer shall receive a credit in the amount of 1% of the outstanding principal amount of the First HUD Loan as of the Closing Date; provided that such credit shall not apply to the closing with respect to the HUD Facility if no prepayment penalty applies at such time. Buyer acknowledges that the HUD Facility is also currently subject to a mortgage loan in the original principal amount of Six Million Six Hundred Thousand Dollars ($6,600,000.00) (the "Second HUD Loan"), which loan is secured by a second mortgage lien on the HUD Facility and which loan was insured by the U.S.
Department of Housing and Urban Development ("HUD"). Buyer and Seller acknowledge and agree that if Seller prepays the Second HUD Loan on or prior to the Closing or, if Section 6(b) applies, the closing with respect to the HUD Facility, in either case pursuant to the No TPA Approval Closing Condition, the Purchase Price shall be increased by the full amount of any required prepayment premiums and all other costs and expenses related to obtaining such right to prepayment of the Second HUD Loan.

              (c) Assumption of First and Second HUD Loans. Consistent with the terms of Section 3, Buyer hereby agrees to assume all of Seller's rights and obligations under and in connection with the First HUD Loan and the Second HUD Loan.

              (d) Consents Required. The following actions and consents are required in order to permit Buyer to assume the First HUD Loan and the Second HUD Loan:

                  (i) Seller shall submit concurrent applications to HUD on form 92266, Application for Transfer of Physical Assets (Modified Review), and supporting documents (the "TPA Application") on or before the date fifteen (15) days after the date hereof duly executed by Buyer and Seller in order to obtain the preliminary approval of HUD for Buyer's assumption of the First HUD Loan and the Second HUD Loan ("TPA Approval"). Buyer hereby covenants and agrees that in order to obtain the TPA Approval, Buyer will:

                           (A) pay the costs of the preparation of the TPA Application and HUD TPA fee in the amount of $5,335 for the First HUD Loan and $3,300 for the Second HUD Loan;

                           (B) prepare such form of  assignments  and  transfers
                  with stock powers (as provided herein) to transfer 100% of the ownership interest of the owner of the HUD Facility for the purpose of complying with the regulations of HUD which require that property financed with certain FHA insured mortgage loans be owned by a single purpose entity; such single purpose entity shall comply with all HUD handbook provisions or notices governing the regulation of mortgagors on HUD-based properties;

                           (C) prepare HUD form 2530 (Previous Participation Certification) for each proposed transferee and management agent and each officer, director, stockholder or partner of such transferee as required under the HUD requirements for 2530 approval for submission to HUD; Buyer represents and warrants that neither Buyer nor any stockholder, principal or partner or affiliate of Buyer has been debarred, issued a limited denial of participation or denied approval for any HUD-insured project;

                           (D) prepare  for  inclusion  in the TPA  Application,
                  balance sheets of the transferee, resumes of the transferees and persons affiliated with the proposed transferees including management entities, and such other information as may be reasonably requested for the purpose of obtaining approval of the TPA;

                           (E)  take   all   commercially   reasonable   actions
                  necessary to obtain the TPA Approval and cooperate reasonably with Seller in obtaining TPA Approval; and

                           (F) diligently pursue TPA Approval.

                  (ii) Seller hereby covenants that, in order to obtain TPA Approval, Seller will:

                           (A) execute the TPA Application;

                           (B) diligently pursue TPA Approval;

                           (C)  take   all   commercially   reasonable   actions
                  necessary to obtain the TPA Approval and cooperate reasonably with Buyer in obtaining TPA Approval;

                           (D) permit Buyer to obtain information concerning the
                  HUD Facility directly from HUD and/or from the lender under the First HUD Loan and the Second HUD Loan; and

                           (E) submit interim financial information and any other documentation required by HUD for final TPA Approval.

                  (iii) The receipt of the executed TPA Application by the mortgage lender under the First HUD Loan (the "First HUD Loan Lender") and the mortgage lender under the Second HUD Loan (the "Second HUD Loan Lender") and the approval of HUD under the Regulatory Agreements executed in connection with the First HUD Loan and the Second HUD Loan are required in connection with Buyer's assumption of Seller's rights and obligations under the First HUD Loan and the Second HUD Loan and the documents executed in connection therewith. To that end, Buyer and Seller hereby covenant and agree:

                           (A) within seven (7) days after the date of this Agreement, to execute and deliver covering letters to the First HUD Loan Lender and the Second HUD Loan Lender containing the TPA Application and such other matters as Buyer or Seller deem reasonably appropriate to obtain the countersignature of the

                  First HUD Loan Lender and the Second HUD Loan Lender on the TPA Application;

                           (B) within fifteen (15) days after request  therefor,
                  to submit such additional information as the First HUD Loan Lender and the Second HUD Loan Lender request in connection with the processing of an application for approval of an assignment of 100% of the ownership interest in the owner of the HUD Facility to Buyer and the TPA Applications, provided, however, Seller agrees that Buyer, at its expense, may discuss the scope and nature of any such material requested with counsel for the First HUD Loan Lender and the Second HUD Loan Lender and narrow the scope or nature of the information in a fashion acceptable to the First HUD Loan Lender and the Second HUD Loan Lender;

                           (C) cooperate reasonably with each other in obtaining
                  HUD's approval to the assignment of the ownership interest in the owner of the HUD Facility to Buyer;

                           (D) within five (5) days after request therefor, Buyer shall pay all fees, costs, and expenses of the First HUD Loan Lender and the Second HUD Loan Lender in obtaining such approval of the TPA Application for submission to HUD; and

                           (E)  to   diligently   pursue   approval  of  Buyer's
                  assumption of all of the ownership interest of the owner of the HUD Facility.

              (e) TPA Conditions. If HUD requires a physical inspection of the HUD Facility as a condition of TPA Approval, within a reasonable time after receipt of notice of such requirement (not to exceed fifteen (15) days), Seller shall obtain a physical inspection (the "HUD Inspection") and shall immediately notify Buyer of the results and any deficiencies in the HUD Inspection. If the HUD Inspection reports that there are physical needs of the HUD Facility requiring immediate repair or replacement and HUD requires that arrangements must be made for such repair and replacement as a condition of TPA Approval, or if HUD imposes any other special conditions in connection with the TPA Approval which are in no way related to or resulting from the identity of Buyer or Tenant, then Seller shall make such repairs and replacements or satisfy such conditions prior to Closing in a manner reasonably acceptable to both HUD and Buyer.

              (f) HUD Audit Condition. Buyer represents and warrants to Seller that there are no outstanding HUD audit findings affecting any properties owned by Buyer or its affiliates. Seller represents and warrants to Buyer that there are no outstanding HUD audit findings affecting the HUD Facility or Seller. If there are any outstanding unresolved HUD audit investigations affecting the HUD Facility or Seller, then, in addition to other closing conditions set forth in this Agreement, it shall be a condition to Buyer's obligations hereunder with respect to the HUD Facility that Seller shall have obtained written confirmation from HUD or other evidence reasonably satisfactory to Buyer that any HUD audit has been closed as to all findings such that as of the closing for such HUD Facility, all such HUD audits shall be closed and there shall be no liability whatsoever under any HUD audit.

              (g) HUD Facility. Seller represents and warrants to Buyer that the only Facility that will be subject to HUD financing is the HUD Facility.

         13. BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to close under this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions; provided, however, that in the event that the closing date shall be extended with respect to the HUD Facility pursuant to the terms hereof, the only conditions to the closing with respect to the HUD Facility shall be the satisfaction of the conditions contained in Sections (c),
(d)(i) and (d)(ii).

              (a) Compliance with Agreement. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to the Closing Date.

              (b) Representations and Warranties. The representations and warranties of Seller made in this Agreement (as amended by Seller in accordance with Section 1) shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time).

              (c) Litigation. There shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the applicable Closing of the transactions contemplated by this Agreement. There shall not be pending or threatened any litigation or proceeding instituted by any federal, state or foreign governmental agency to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the transactions contemplated by this Agreement, or operation of the Senior Living Assets by Buyer.

              (d) Consents; Licensing, Etc.

                  (i) Approvals, notices and filings as may be required by any federal, state or local regulatory agency to permit Buyer to consummate the transactions contemplated hereby and operate the Senior Living Assets as currently operated shall have been obtained.

                  (ii) Either (A) the TPA Approval shall have been obtained,  or
(B) if the TPA Approval shall not have been obtained on or prior to August 1, 2003, then (x) Seller shall have given such notices and taken such actions as necessary pursuant to Section 901 of the Trust Indenture governing the First HUD Loan to allow the immediate prepayment of the First HUD Loan in full, and (y) the Second HUD Loan shall have become prepayable (the "No TPA Approval Closing Condition").

              (e) Material Adverse Effect. There shall not have occurred at any time between the first day following the conclusion of the Diligence Period and the Closing Date any event, change, fact, circumstance or other occurrence which has had, or which could be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

              (f) NOI Event. Annualized NOI for the period beginning January 1, 2002 and ending on the last day of the month immediately prior to the month in which the Closing occurs shall be no less than the remainder of (i) Annualized NOI for the four-month period ended April 30, 2002, minus (ii) $300,000. The term "Annualized NOI" means an amount equal to (x) the aggregate net operating income attributable to the Facilities for any period of months (in each case, the "Applicable Period"), calculated on a basis consistent with the manner presented to Buyer and as shown on Exhibit B attached hereto, multiplied by (y) the quotient of 12 divided by the total number of months in the Applicable Period. As an example only, if the net operating income of Seller for the four-month period ended April 30, 2002 were to be $1,000,000, then Annualized NOI would be $3,000,000 (calculated as $1,000,000 x (12/4)).

              (g) Real Estate.

                  (i) Seller shall have obtained and delivered to Buyer a written consent for the assignment of the Ground Leases from the landlord or other party whose consent thereto is required under such Ground Leases (the "Ground Lease Consent"), in form and substance reasonably satisfactory to Buyer and Buyer's lender, if such Ground Leases shall remain in effect after the Closing.

                  (ii) Except as otherwise provided in Section 12 hereof, Seller shall have obtained and delivered to Buyer an estoppel certificate with respect to each of the Ground Leases, dated no more than thirty (30) days prior to the Closing Date, from the other party to such Ground Lease, in a form reasonably acceptable to Buyer, and which, in the case of the Ground Lease with respect to the HUD Facility, shall include, without limitation, affirmation of tenant's purchase option contained therein.

                  (iii) Seller shall have obtained and delivered to Buyer an estoppel certificate with respect to the ALSA Agreement, dated no more than thirty (30) days prior to the Closing Date, from the other party to such ALSA Agreement, in a form reasonably acceptable to Buyer.

                  (iv) Seller shall have delivered to Buyer such non-foreign affidavits dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code so that Buyer is exempt from withholding any portion of the Purchase Price thereunder.

                  (v) To the extent that Buyer has identified any lien that (A) Seller has, at any time from the end of the Diligence Period to the Closing Date, caused or permitted to be imposed on the Senior Living Assets and (B) if in existence prior to the end of the Diligence Period, and if discovered by Buyer prior to the end of the Diligence Period, would have constituted a "Diligence Period Lien," Seller shall, on or prior to the Closing Date, pay or discharge in full such lien (or agree to reduce the Purchase Price by any unpaid amount), except for any such lien that Seller is contesting in good faith, as to which Seller shall have provided a bond or other commercially reasonable security.

         14. SELLER'S OBLIGATION TO CLOSE. Seller's obligation to close under this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions; provided, however, that in the event that the closing date shall be extended with respect to the HUD Facility pursuant to the terms hereof, the only conditions to the closing with respect to the HUD Facility shall be the satisfaction of the conditions contained in Sections 14 (c) and (d).

              (a) Compliance with Agreement. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to Closing Date.

              (b) Representations and Warranties. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time).

              (c) Litigation. There shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the applicable Closing of the transactions contemplated by this Agreement. There shall not be pending or threatened any litigation or proceeding instituted by any federal, state or foreign governmental agency to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the transactions contemplated by this Agreement, or the operation of the Senior Living Assets by Buyer.

              (d) Consents, Licensing, Etc.

                  (i) Approvals, notices and filings as may be required by any federal, state or local regulatory agency to permit Seller to consummate the transactions contemplated hereby shall have been obtained.

                  (ii) Either (A) the TPA Approval shall have been obtained,  or
(B) the No TPA Approval Closing Condition shall have been satisfied.

              (e) Interim Management Agreement. If applicable, the Interim Management Agreement shall have been executed and delivered, as contemplated by
Section 6(b).

         15. FURTHER ASSURANCES. From time to time, as and when reasonably requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, which documents, instruments or actions are consistent with, and customary and necessary for, the consummation of the transactions contemplated by this Agreement.

         16. INDEMNIFICATION.

              (a) Seller's Indemnification of Buyer. From and after the Closing Date, CHSI shall indemnify, defend, save and hold harmless Buyer, its affiliates and each of their respective directors, officers, employees, shareholders, members and partners and each of the successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against any and all Losses of any kind arising out of or resulting from:

                  (i) the ownership or operation of the Senior Living Assets, Purchased Assets or the Shares prior to the Closing Date, including, without limitation, liabilities of the Heartlands Entities arising prior to the Closing Date (other than Assumed Liabilities); and

                  (ii) (A) Seller's breach of or failure to perform any covenant or agreement in this Agreement requiring performance by Seller on or after the Closing Date; or (B) Seller's breach of any representation or warranty in this Agreement that survives the Closing;

provided, however, that (1) no Buyer Indemnified Party shall have any claim under clause (ii)(B) above for any breach of a representation or warranty contained in this Agreement or the other agreements contemplated hereby if Buyer had actual knowledge of such breach at the time of the Closing and failed to notify Seller of such breach in accordance with Section 10(b)(ii); (2) Seller shall not have any liability whatsoever to the extent that a Buyer Indemnified Party had otherwise been compensated for such matter as an adjustment to the Purchase Price pursuant to the terms of this Agreement (other than this Section 16(a)); or (3) Seller shall have no liability whatsoever for or in respect of any condition or defect that was discovered by Buyer during the Diligence Period where the cost to remedy or repair was not subject to a Purchase Price adjustment because of the terms of Sections 5(a) or (b).

         (b) Buyer's Indemnification of Seller. Except as otherwise provided herein and subject to the provisions of this Section 16 , from and after the Closing Date, Buyer shall indemnify, defend, save and hold harmless Seller, its affiliates and each of their respective directors, officers, employees, shareholders, members and partners and each of the successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties"), from and against any and all Losses of any kind arising out of or resulting from:

                  (i) the ownership or operation of the Senior Living Assets, Purchased Assets or the Shares, whether by Tenant or Buyer, on and after the Closing Date, including, without limitation, liabilities of the Heartlands Entities (including the Assumed Liabilities) arising on or after the Closing Date; and

                  (ii) (A) Buyer's breach of or failure to perform any covenant or agreement in this Agreement requiring performance by Buyer on or after the Closing Date or (B) Buyer's breach of any representation or warranty in this Agreement which survives the Closing.

provided, however, that no Seller Indemnified Party shall have any claim under clause (ii)(B) above for any breach of a representation or warranty contained in this Agreement or the other agreements contemplated hereby if Seller had actual knowledge of such breach at the time of the Closing; and, provided further, that Buyer shall not have any liability whatsoever to the extent that a Seller Indemnified Party had otherwise been compensated for such matter as an adjustment to the Purchase Price pursuant to the terms of this Agreement (other than this Section 16(b)).

         (c)  Exclusive  Remedy.  Except  for an action  commenced  pursuant  to
Section 20, any claim or cause of action based on, arising out of or relating in any way to any of the transactions contemplated under this Agreement (including all Schedules attached hereto) must be brought by either party in accordance with the provisions and limitations of this Section 16, whether such claim arises out of any contract, tort or otherwise, except for claims or causes of action based on fraud. Except as otherwise provided in this Agreement, the parties hereby waive to the fullest extent permitted under applicable law, any and all rights, claims and causes of action they may have against each other relating to the subject matter of this Agreement and the other agreements contemplated hereby arising under or based on any federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise, including such rights, claims and causes of action Buyer may have against Seller under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Section 9601, et seq., breaches of statutory or implied warranties or otherwise, nuisance or other tort actions, and common law rights of contribution.

         (d) Procedures Relating to Indemnification Among Buyer and Seller. Following the discovery of any facts or conditions which could reasonably be expected to give rise to a Loss or Losses for which indemnification is provided under this Agreement, the party seeking indemnification (the "Indemnified Party") shall, as promptly as reasonably possible thereafter, provide written notice to the party from whom indemnification is sought (the "Indemnifying Party"), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses and the amount of Loss or Losses (or a reasonable, good-faith estimate thereof if the actual amount is not known or not capable of reasonable calculation) ("Indemnification Notice"); provided, however, that failure to give such Indemnification Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

         (e) Procedures Relating to Indemnification for Third Party Claims.

                  (i) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person (other than any party to this Agreement or its affiliates) against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must provide an Indemnification Notice to the Indemnifying Party of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to provide an Indemnification Notice, or deliver copies of all notices and documents, in a timely manner shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

                  (ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the

Indemnified Party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the Indemnifying Party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in Sections 16(g), 16(h), 16(i) and 16(j). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making officers and employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, or consent to the entry of any judgment with respect to, such Third Party Claim without the Indemnified Party's prior written consent if such admission, settlement, compromise, discharge, or consent (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such Third Party Claim, or (ii) would result in injunctive or other equitable relief being imposed against the Indemnified Party.

         (f) Losses Net of Insurance and Taxes. The amount of any and all Losses under this Section 16 and elsewhere under this Agreement shall be determined net of any amounts recovered by the Indemnified Party under insurance policies, indemnities, or other reimbursement arrangements with respect to such Losses. Each party hereby waives, or agrees to use its commercially reasonable efforts to procure the waiver of, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. The amount of any and all Losses shall be reduced by the amount of any net reduction in Tax payable by the Indemnified Party in connection with such Losses through and including the Tax year in which the indemnification payment is made, calculated by assuming that the Indemnified Party is subject to an income tax rate of 40%. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

         (g) Survival; Time Limitation. The representations and warranties in this Agreement shall terminate at the close of business on the first anniversary of the Closing Date (except to the extent otherwise required with respect to Section 9(g). Any claim by any Buyer Indemnified Party for indemnity arising under this Agreement shall be brought within twelve (12) months after the Closing Date; provided, however, Buyer shall not be permitted to make any claim for Losses as to which Buyer has a right to reimbursement under any title policies that it obtains. A claim shall be deemed to have been brought only upon delivery of a proper Indemnification Notice to the other party at the notice address set forth in Section 21 . Any claim required to be made within such twelve (12) month period not so timely made shall be forever barred.

         (h) Monetary Limitation. Buyer shall have no claim under this Agreement against Seller or any of its affiliates for any Losses unless and until the aggregate of all such Losses incurred or sustained by the Buyer Indemnified Parties exceeds one percent (1%) of the Purchase Price (the "Threshold") and then only for the excess over the Threshold.

         (i)  Limitation  of  Liability.   Seller's   aggregate   liability  for
indemnification pursuant to this Agreement shall in no event exceed an amount equal to twenty percent (20%) of the Purchase Price.

         (j) Mitigation. Each party hereto shall take all reasonable steps and use all commercially reasonable efforts to mitigate any and all Losses.

         (k) Losses. As used in this Agreement, "Losses" means any and all costs, claims, losses, liabilities, obligations (including corrective and remedial obligations), damages and expenses (including reasonable legal fees and expenses but excluding any liability relating to consequential damages, lost profits or punitive damages).

         17. APPORTIONMENTS.

              (a) General. The following items shall be apportioned at the Closing on an accrual basis as of the close of business on the day immediately preceding the Closing Date (except to the extent the same are included within Current Accounts Receivable, Inventory or Accounts Payable):

                  (i) Rents and other amounts payable under the Ground Leases;

                  (ii) Debt service and other amounts payable under the First HUD Loan and the Second HUD Loan;

                  (iii) Amounts payable under Facilities Agreements;

                  (iv) Amounts payable with respect to the tangible assets, as listed in Schedule 7(g);

                  (v) Fuel, electric, water and other utility costs;

                  (vi) Municipal assessments and governmental license and permit fees;

                  (vii) Real estate and personal property taxes and assessments other than special assessments, based on the rates and assessed valuation applicable in the fiscal year for which assessed;

                  (viii) Water rates and charges;

                  (ix) Sewer and vault taxes;

                  (x) Any other prepaid expenses related to the Senior Living Assets; and

                  (xi) Any other assets, liabilities and items of income or expense normally apportioned in sales of property in similar situations, if not already included within the items described above in this Section 17, all determined in accordance with GAAP consistently applied.

If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the parties, and such apportionments shall be reconciled as part of the adjustment process in Section 17(h).

              (b) Water, Gas or Electric. If there are water, gas or electric meters located at the Facilities, Seller shall obtain readings thereof to a date not more than thirty (30) days prior to the Closing Date and the unfixed water rates and charges, sewer taxes and rents and gas and electricity charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings. If such readings are not obtainable by the Closing Date, then, at the Closing, any water rates and charges, sewer taxes and rents and gas and electricity charges which are based on such readings shall be prorated based upon the per diem charges obtained by using the most recent period for which such readings shall then be available. Upon the taking of subsequent actual readings, the apportionment of such charges shall be recalculated and Seller or Buyer, as the case may be, promptly shall make a payment to the other based upon such recalculations. The parties agree to make such final recalculations within sixty (60) days after the Closing Date.

              (c) Real Property Taxes. If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by Seller or Buyer, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, then to any required refunds to residents under the Resident Agreements, and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Buyer (for the period commencing with the Closing Date).

              (d) Assessments. If, on the Closing Date, any of the Facilities shall be or shall have been affected by any special or general assessment or assessments or real property taxes payable on a lump sum or which are or may become payable in installments of which the first installment is then a charge or lien and has become payable, Seller shall pay or cause to be paid at the Closing the unpaid installments of such assessments (but only to the extent attributable to periods prior to the Closing Date).

              (e)  Insurance.   No  insurance  policies  of  Seller  are  to  be
transferred to Buyer, and no apportionment of the premiums therefor shall be made.

              (f) Deposits and Escrows. At the Closing, (i) Seller shall transfer to Buyer all of the Assumed Accounts, and (ii) Buyer shall pay to Seller an amount equal to all of the Seller Deposits. The apportionment provisions of Section 17(a) shall not apply to these Assumed Liabilities.

              (g) Accrued Vacation. On the Closing Date, Seller shall pay Buyer an amount equal to Seller's liabilities for accrued vacation benefits as set forth on Schedule 7(v) relating to the Transferred Employees and, in connection therewith, Buyer shall assume Seller's obligation to pay the same. The apportionment provisions of Section 17(a) shall not apply to these Assumed Liabilities.

              (h) Purchase Price Adjustment.

                  (i) At least three (3) business days prior to the Closing, Seller shall in good faith determine an estimate of the Current Accounts Receivable, the value of the inventory at the Facilities (the "Inventory"), and all Accounts Payable, in each case as of the Closing Date. Seller shall provide Buyer with a schedule of the Current Accounts Receivable, Inventory and Accounts Payable for purposes of this Section 17. Such determination shall be made in accordance with generally accepted accounting principles ("GAAP) consistently applied using the then available information of Seller and consistent with Seller's past practice (to the extent in accordance with GAAP). Buyer shall have an opportunity to review and approve these items, which approval shall not be unreasonably withheld.

                  (ii) The Purchase Price shall be reduced dollar-for-dollar by the amount, if any, by which the Accounts Payable exceed the sum of Current Accounts Receivable plus the Inventory. The Purchase Price shall be increased by the amount, if any, by which the sum of Current Accounts Receivable plus the Inventory exceeds Accounts Payable. The Purchase Price shall be further adjusted in respect of the apportionments pursuant to this Section 17(a), (b), (c) and
(d)). The aggregate amount of the adjustments made pursuant to this Section 17(h) (ii)) shall be the "Preliminary Closing Adjustment." If a net amount is owed by Seller to Buyer as a result of such apportionments, such amount shall be credited against the Purchase Price. If a net amount is owed by Buyer to Seller as a result of such apportionments, such amount shall be added to the Purchase Price.

                  (iii) As promptly as practicable, but no later than forty-five
(45) days after the Closing Date, Seller will cause to be prepared and delivered to Buyer a statement setting forth Seller's final calculation of the Current Accounts Receivable, the Inventory, the Accounts Payable (which may include any Inventory, Current Accounts Receivable or Accounts Payable that should have been included as of the Closing but were not included in the list that was delivered pursuant to Section 17(h) (i) ), as well as any amounts that either could not be apportioned at the Closing (as contemplated by Section 17(a) , (b) , (c) or (d) ) or that were apportioned on the basis of estimates now capable of being finalized and adjusted (collectively, all such items to constitute the "Seller's Final Closing Items"). The Seller's Final Closing Items shall reflect the covered items as at the close of business on the day immediately preceding the Closing Date and shall be derived from the Seller's financial statements as of the day immediately preceding the Closing Date, prepared on a basis consistent with those used in the preparation of the Most Recent Balance Sheet and in accordance with accounting policies and practices that were used in the preparation of the Most Recent Balance Sheet.

                  (iv) Any payments shown to be due to Buyer or Seller when the difference between the Preliminary Closing Adjustment and the Seller's Final Closing Items is calculated shall be paid by wire transfer of immediately available funds no more than ten (10) days after the Seller's Final Closing Items have been determined.

                  (v) HUD Facility Purchase Price Adjustment. At the closing with respect to the HUD Facility (if separate from the Closing with respect to the other Facilities, as contemplated by Section 6(b) ), (a) Seller shall transfer to Buyer, and Buyer shall be entitled to retain, any amount of cash held in the HUD Facility Operating Account as of the closing date with respect to the HUD Facility and (b) Seller and Buyer shall reconcile all adjustments required hereunder with respect to the HUD Facility as if the closing had occurred on and as of the Closing Date, taking into account payments made by or on behalf of Buyer and Seller under the Interim Management Agreement.

              (i) Survival. The provisions of this Section 17 shall survive the Closing hereunder.

         18. RECORDS/LITIGATION AND TAX MATTERS.

              (a) After the Closing Date, Buyer shall provide to Seller and its affiliates (and their counsel, auditors, accountants, agents, advisors or other representatives) reasonable access to the Purchased Assets and permit such Person to remove Excluded Assets and take copies of any books, records or accounts relating to the Senior Living Assets as conducted or operated prior to the Closing Date; and Buyer shall not destroy or dispose of any such books, records and accounts without first offering to surrender to Seller such books, records and accounts which Buyer may intend to destroy or dispose of.

              (b) After the Closing Date, each party shall provide such assistance as the other party may from time to time reasonably request in connection with the preparation of tax returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for taxes, or any claim for refund in respect of such taxes or in connection with any litigation and proceedings related to the Senior Living Assets, including making available documents, witnesses, employees for interviews, litigation preparation and testimony. The requesting party shall reimburse the assisting party for the out-of-pocket costs incurred by the assisting party.

              (c) The parties agree that (i) on and prior to the closing date with respect to the HUD Facility, the Heartlands Entities shall remain in the consolidated group of Seller for federal income Tax purposes (and, that similar treatment shall be accorded the Heartlands Entities for state and local income Tax purposes), (ii) Seller shall have sole responsibility, authority and control over the Tax returns filed with respect to the Heartlands Entities for all periods ending on or before the closing date with respect to the HUD Facility, and (iii) Seller shall be responsible for all Taxes (including payment thereof) relating to such Tax returns (except that Buyer and the Heartlands Entities shall be responsible for the Taxes of the Heartlands Entities attributable to the day of closing for the HUD Facility, and shall reimburse Seller for such Taxes paid by Seller). Buyer agrees to reasonably cooperate in providing any records, information and documents to Seller to enable Seller to file such Tax returns. With respect to Tax returns (if any) filed for the Heartlands Entities that include both periods before and after the closing date with respect to the HUD Facility ("Straddle Returns"), Buyer shall have sole responsibility to file such Straddle Returns, provided that Seller shall have the right to review and comment on such Straddle Returns prior to their filing, that Seller shall be responsible for all Taxes (including payment thereof) on such Straddle Returns attributable to the portion of the taxable period prior to the closing date with respect to the HUD Facility and that Buyer and Seller shall negotiate in good faith to resolve any disputes with respect to such Straddle Returns. Seller will reasonably cooperate in providing any records, information, and documents to Buyer to enable Buyer to file such Straddle Returns. In the event that Buyer and Seller fail to resolve any dispute with respect to any such Straddle Return, then any disputed aspects shall be resolved before the last day on which such Straddle Return is due (taking into account any extensions) by a "big four" accounting firm mutually agreed upon by Buyer and Seller having no material relationship with either Buyer or Seller.

         19. TERMINATION RIGHTS.

              (a) This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

                  (i) by mutual written consent of Buyer and Seller;

                  (ii) by Buyer, if any of the conditions set forth in Section 13 (other than Section 13(d) (ii)) shall not have been fulfilled or waived by Buyer on and as of the Closing Date (provided, however, that Buyer is not then in material breach of its representations, warranties, contracts or agreements contained in this Agreement);

                  (iii) by Seller, if any of the conditions set forth in Section 14 (other than Section 14(d) (ii)) shall not have been fulfilled or waived by Seller on and as of the Closing Date (provided, however, that Seller is not then in material breach of its representations, warranties, covenants or agreements contained in this Agreement); or

                  (iv) by Buyer, if a Deposit Return Event occurs.

              (b) In the event of termination by Buyer or Seller pursuant to this Section 19, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

                  (i) Buyer shall return to Seller all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

                  (ii) all confidential information received by Buyer with respect to the Purchased Assets, the Assumed Liabilities and the Senior Living Assets shall be treated in accordance with the terms and conditions of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

              (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 19, this Agreement shall become void and of no further force and effect, except for the provisions of:

                  (i) Section 10(b) (i) relating to the obligation of Buyer to keep confidential certain information and data obtained by it;

                  (ii)  Section  23  relating  to  publicity;

                  (iii) Section 27 relating to certain expenses;

                  (iv) Sections 7(f) and 9(f) relating to finder's fees and broker's fees; and

                  (v) this Section 19.

         Nothing in this Section 19 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

         20. SPECIFIC PERFORMANCE. Each party hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party hereto agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter (subject to the provisions set forth in Section 22 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         21. NOTICES.

              (a) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed or telecopied with acknowledged receipt, or if mailed, five (5) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows:

                  If to Buyer:

                           Senior Housing Properties Trust
                           400 Centre Street
                           Newton, Massachusetts 02458
                           Attn: David J. Hegarty
                           Telecopy:  (617) 796-8349
                  with a copy to:

                           Sullivan & Worcester LLP
                           One Post Office Square
                           Boston, Massachusetts 02109
                           Attn: Nancy S. Grodberg, Esq.
                           Telecopy: (617) 338-2880

                  If to Seller:

                           Constellation Health Services, Inc.
                           39 West Lexington Street, 8th Floor
                           Baltimore, MD  21201
                           Attn:  Steven Kesler
                           Telecopy:  (410) 234-6399

                  with copy to:

                           Constellation Energy Group, Inc.
                           750 East Pratt Street
                           Baltimore, MD  21202
                           Attn:  General Counsel
                           Telecopy:  (410) 783-3609

                  and:

                           Kirkland & Ellis
                           655 15th Street, N.W., Suite 1200
                           Washington, D.C.  20005
                           Attn:  Mark D. Director
                           Telecopy:  (202) 879-5200

              (b) Any party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner in paragraph (a) above.

         22. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement and the obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the substantive and procedural laws of the State of Maryland, without regard to rules on choice of law. Any action to enforce the terms hereof may be properly venued in, and shall be brought in, the federal or state courts located in the City of Baltimore, Maryland on an exclusive basis. Each party hereto agrees that it shall submit to the jurisdiction of such courts for purposes of actions to enforce the terms of this Agreement.

         23. PUBLICITY. Buyer and Seller agree that, from the date hereof through and including the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party hereto without the prior consent of the other party (which consent shall not be unreasonably withheld), except (a) as such release or announcement may be required by law or the rules or regulations of any securities exchange or state regulatory requirements (or in the opinion of counsel such release or announcement is appropriate or desirable under or in light of such laws and regulations), in which case the party making the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and (b) that, subject to Buyer's prior approval (not to be unreasonably withheld) of the form and substance thereof, Seller may make such an announcement to its employees. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either Buyer or Seller, at the time of the signing of this Agreement (except that in no event shall any such press release issued by any party hereto name any other party hereto without such other party's prior approval which will not be unreasonably withheld). Buyer and Seller agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or for financial reporting purposes and except that the parties may disclose such terms to their respective counsel, auditors, accountants, agents, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons are obligated to keep the terms of this Agreement confidential). Notwithstanding anything to the contrary contained herein, either party may withhold its consent in its sole and absolute discretion to any mention of its name in any public release or announcement.

         24. ENTIRE AGREEMENT. This Agreement, the attached Schedules and the agreements referred to herein or executed simultaneously herewith, set forth the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and thereby and supersede all prior agreements, arrangements and undertakings, whether written or oral, relating to the subject matter hereof (other than the Access Letter and the Confidentiality Agreement, which shall continue in effect). Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement, except as otherwise specifically agreed to by the parties in writing.

         25. ASSIGNMENT. This Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party, and any purported assignment without such consent shall be void and without effect; provided, however, that each of Buyer and Seller may (a) assign any or all of its rights and interests hereunder to one or more of its affiliates and (b) designate one or more of its affiliates to perform its obligations hereunder; and, provided further, however, that notwithstanding such assignment, each of Buyer and Seller shall remain responsible for the performance of all of its respective obligations hereunder.

         26. AMENDMENT AND WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

         27. EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, due diligence, accounting and investment banking fees and expenses, shall be paid by the party incurring such costs or expenses.

         28. HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         29. COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

         30. INTERPRETATION. Unless the context requires otherwise:

                  (a) this Agreement includes this Purchase and Sale Agreement and any other agreement entered into by Buyer and Seller on the Closing Date or in connection with the transactions contemplated hereby;

                  (b) the singular shall include the plural and the plural shall include the singular and any gender shall include all other genders all as the meaning and the context of the Agreement shall require;

                  (c) references to Sections and paragraphs refer to sections and paragraphs, respectively, of this Agreement;

                  (d) references to Schedules are to schedules attached to this Agreement, each of which is hereby incorporated and made a part of this Agreement for all purposes as if set forth in full herein;

                  (e) the words "including," "include," "includes" and all variants thereof mean "including, without limitation;" and

                  (f)  all   references  to  "Dollars"  and  "dollars"  in  this
         Agreement are to United States dollars.

         31. NO STRICT CONSTRUCTION. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, Buyer and Seller confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

         32. SCHEDULES. The disclosures in the schedules hereto (including any disclosures made in amendments pursuant to Section 1) (the "Schedules") relate only to the sections identified in such Schedules. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Senior Living Assets, the Purchased Assets, the Assumed Liabilities or Seller. Matters listed on any one Schedule shall be deemed disclosed with reference to all sections of the Schedules and all of
Section 7 hereof.

         33. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         34. NO THIRD PARTY BENEFICIARIES. Except as provided with respect to indemnification as set forth in Section 16 and except as otherwise expressly stated in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns.

         35. DEFINITION OF AFFILIATE. As used herein, the term "affiliate" shall have the meaning set forth in Rule 405 promulgated under the Securities Act of 1933, as amended.

         36. TIME OF ESSENCE. Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

         37. SNH LIMITATION OF LIABILITY. The Declaration of Trust of SNH, a copy of which is duly filed with the Department of Assessments and Taxation of the State of Maryland, provides that the name "SNH" refers to the trustees under such Declaration of Trust collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of SNH shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, SNH. All persons dealing with SNH in any way shall look only to the assets of SNH for the payment of any sum or the performance of any obligation.

         38. SECTION 338 ELECTIONS AND FORMS.

              (a) At Buyer's election, Seller shall cooperate with Buyer to make (jointly, where applicable), all available federal and state Section 338(h)(10) Elections in accordance with applicable Tax laws, and where a Section 338(h)(10) Election is unavailable Seller and Buyer shall at Buyer's election jointly make all available Section 338(g) Elections in accordance with all applicable Tax laws. Except as otherwise required by Law, Seller and Buyer agree to report the transfers under this Agreement consistent with any Section 338(h)(10) Elections and Section 338(g) Elections made.

              (b) Buyer shall be responsible for the initial  preparation of any
Section 338 Forms, and Seller and Buyer shall cooperate in the preparation and filing of any and all Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement. Each of Seller and Buyer shall execute and deliver to the other such documents or forms as are reasonably requested by the other and are required by any Tax laws properly to complete the Section 338 Forms, at least five (5) days prior to the last date such Section 338 Forms may be filed.

              (c) Seller and Buyer agree that they shall use their best efforts to agree, no later than ten (10) days before the last date on which the Section 338(h)(10) Election may be filed, on the computation of the Adjusted Grossed Up Basis and Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations under Section 338 of the Code, and together the "ADSP") of the assets of Heartlands I and Heartlands II and the allocation of such ADSP among such assets. If, ten (10) days before the last date on which the Section 338(h)(10) Election may be filed, Seller and Buyer have not reached an agreement as described above, any disputed aspects shall be resolved before the last date on which the Section 338(h)(10) Election may be filed by a "big four" accounting firm mutually agreed upon by Seller and Buyer having no material relationship with either Seller or Buyer.

              (d)  Seller  shall be solely  responsible  for the  payment of any
Section 338 Taxes, notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 18(c)). For purposes of this Section 38, Buyer shall include, as appropriate, any of Buyer's assigns.

              (e) Additional Definitions. For purposes of this Section 38, the following terms shall have the following meanings:

              ADSP:  shall  have the  meaning  assigned  to such term in Section
38(c).

              Section 338 Forms: means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, or local governmental authority in connection with a Section 338(h)(10) Election or a
Section  338(g)  Election.  Section 338 Forms shall  include any  "statement  of section 338 election" and United States Internal Revenue Service Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulation Sections 1.338-1, 1.338-10, or 1.338(h)(10)-1.

              Section 338 Taxes: means a Tax that is attributable to, or arises or results from, a Section 338(h)(10) Election or a Section 338(g) Election, irrespective of whether such Tax arises in any Taxable period before or after the closing date with respect to the HUD Facility or on whom such Tax is imposed in the first instance, and irrespective of whether such Tax is attributable to the deemed sale and/or any distribution in liquidation of assets as a result of the Section 338(h)(10) Election or the Section 338(g) Election or otherwise.

              Section 338(g) Election: means an election described in Section 338(g) of the Code, or any corresponding election available under any other relevant Tax laws for which a separate election is permissible, for Heartlands I or Heartlands II in instances where a Section

338(h)(10) Election is unavailable, if any, with respect to Seller's sale of the Shares to Buyer pursuant to this Agreement.

              Section  338(h)(10)  Election:  means  an  election  described  in
Section 338(h)(10) of the Code, or any corresponding election available under any other relevant Tax laws for which a separate election is permissible, with respect to Seller's sale of the Shares to Buyer pursuant to this Agreement.





                                     * * * *

         IN WITNESS WHEREOF, the parties have duly executed this instrument as of the day and year first above written.

                                     Seller:

                                     CONSTELLATION HEALTH SERVICES, INC.


                                     By:  /s/ Steven D. Kesler
                                          Name:  Steven D. Kesler
                                          Title:  President

                                     Each of the  other  Sellers
                                     pursuant   to  a  power  of
                                     attorney granted to CHSI:

                                     By:  CONSTELLATION HEALTH SERVICES,
                                             INC.



                                     By: /s/ Steven D. Kesler
                                          Name:  Steven D. Kesler
                                          Title:  President


                                     For  purposes  of  Section 10(d) only:

                                     CONSTELLATION REAL ESTATE GROUP, INC.



                                     By: /s/ Steven D. Kesler
                                          Name:  Steven D. Kesler
                                          Title: President


                                     Buyer:

                                     SENIOR HOUSING PROPERTIES TRUST


                                     By: /s/ David J. Hegarty
                                          Name: David J. Hegarty
                                          Title: President

                        AMENDED AND RESTATED SCHEDULES TO

                           PURCHASE AND SALE AGREEMENT

                                  By and Among

                       CONSTELLATION HEALTH SERVICES, INC.

                                       and

                          CERTAIN OF ITS SUBSIDIARIES,

                                   As Seller,

                                       and

                     CONSTELLATION REAL ESTATE GROUP, INC.,

                                  As Guarantor,

                                       and

                        SENIOR HOUSING PROPERTIES TRUST,

                                    As Buyer

                          Dated as of October 25, 2002

                                    SCHEDULES

    SCHEDULE                 DESCRIPTION
      1(a)                   Facilities
     5(b)(i)                 2002 Cap. Ex. Budget
     5(b)(ii)                Reserved Environmental Matters
      7(d)                   No Breach
      7(e)                   Real Property
      7(g)                   Tangible Assets
      7(h)                   Compliance with Laws
      7(i)                   Permits
      7(j)                   Actions and Proceedings
      7(k)                   Subsidiaries
      7(l)                   Financial Statements
      7(m)                   Events Subsequent to Most Recent Balance Sheet
      7(n)                   Contracts
      7(o)                   Trademarks
      7(p)                   Assets
      7(q)                   Employee Benefits
      7(r)                   Environmental, Health and Safety
      7(s)                   Undisclosed Liabilities
      7(u)                   Deposits and Escrows
      7(v)                   Vacation
    10(a)(i)                 Environmental Firms
   10(a)(ii)                 Conduct of Business by Seller
   10(c)(vi)                 Aged Accounts Receivable
  10(c)(vi)(i)               Buyer's Accounts Receivable Collection Procedures
     11(a)                   Employees

Introduction

Reference is made to that certain Purchase and Sale Agreement, dated as of August 26, 2002 (the "Agreement"), by and among Constellation Health Services, Inc., a Maryland corporation and certain of its Subsidiaries, on the one hand (collectively, "Seller"), and Senior Housing Properties Trust, a Maryland Real Estate Investment Trust ("Buyer"), on the other hand and only for purposes of
Section 10(d), Constellation Real Estate Group, Inc., a Maryland corporation. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

The following Schedules are qualified in their entirety by reference to the specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller, except as and to the extent provided in the Agreement. Inclusion of information herein shall not be construed as an admission that such information is material to the Senior Living Assets, the Assumed Liabilities, the Shares and/or Seller. Matters reflected in the following Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. The disclosure of any matter in the Schedules shall not be construed as an indication that such matter is required to be disclosed by the Agreement. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

References to any document are not purported to be complete and are qualified in their entirety by the referenced document itself.

Matters disclosed in any Schedule shall be deemed to be disclosed in all Schedules in which such matters are required to be disclosed.

Headings have been inserted on the Sections of the Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the Sections as set forth in the Agreement.

The information contained herein is in all events subject to the Confidentiality Agreement.

SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THESE SCHEDULES EXCEPT AS SET FORTH IN THE AGREEMENT. NONE OF SELLER OR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER, OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER'S USE OF, THE INFORMATION CONTAINED IN THESE SCHEDULES. FURTHERMORE, SELLER RESERVES ITS RIGHT TO AMEND THESE SCHEDULES AT ANY TIME PRIOR TO CLOSING.

                                  Schedule 1(a)

                                   Facilities



1(a)(i): Address & Description of Owned Real Property

1.   HeartFields at Bowie, MD:  7600 Laurel Bowie Road, Bowie, MD  20715

2.   HeartFields at Cary, NC:  1050 Crescent Green Drive, Cary, NC 27511

3.   HeartFields at Easton, MD:  700 Port Street, Easton, MD 21601

4. HeartFields at Frederick, MD (Dearbought Community): 1820 Latham Drive, Frederick, MD 21701

5. HeartFields at Fredericksburg, VA: 20 HeartFields Lane, Fredericksburg, VA 22405

6.   Heartlands at Severna Park, MD: 715 Benfield Road, Severna Park, MD 21146

7.   Aspenwood: 14400 Homecrest Road, Silver Spring, MD 20906

8. HeartFields at Richmond, VA: 501 North Allen Avenue (Corner of Grace), Richmond, VA 23220

9. HeartHomes at Bay Ridge: 3023 A and 302 B-Arundel on the Bay Road, Annapolis, MD 21403

10.  HeartHomes at Linthicum:  804 and 806 Camp Meade Road, Linthicum, MD  21090

11.  HeartHomes at Lutherville: 1414 and 1420 Front Avenue, Lutherville, MD
     21093

12.  HeartHomes at Piney Orchard:  8735 Piney Orchard Parkway, Odenton, MD 21113

13.  HeartHomes at Pasadena, MD: 8016 Ritchie Highway, Pasadena, MD 21122

1(a)(ii): Address and Description of Ground Leased Real Property

1.       Heartlands at Ellicott City

         (a) Ground lease between Bon Secours Hospital Baltimore, Inc. as fee owner, and Heartlands Retirement Community--Ellicott City I, Inc., for property commonly known as 3004 North Ridge Road, Ellicott City, Howard County, MD 21043

         (b) Ground lease between Bon Secours Hospital Baltimore, Inc. as fee owner, and Heartlands Retirement Community--Ellicott City II, Inc., for property commonly known as the 3004 North Ridge Road, Ellicott City, Howard County, MD 21043

2.       HeartHaven at Seabury

         (a) Ground lease between Church Home of Hartford, Inc., as fee owner, and HeartHaven Retirement Community--Seabury, LLC, for property commonly known as 100 Seabury Drive, Bloomfield, CT 06002.

                         OMITTED EXHIBITS AND SCHEDULES

The following exhibits and Schedules to the Purchase and Sale Agreement have been omitted:

Exhibit Letter                               Exhibit Title

A                                            Interim Management Agreement
B                                            Net Operating Income Calculation

All Schedules, other than Schedule 1(a), have been omitted.

The Registrant agrees to furnish supplementally a copy of the foregoing omitted exhibits and schedules to the Securities and Exchange Commission upon request.